UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 18, 2009

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the meeting on Friday, September 25, 2009, at 10:00 a.m., Eastern Daylight Savings Time, at the Hyatt Regency Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827. All holders of our outstanding common shares as of the close of business on July 24, 2009, are entitled to vote at the meeting.

The enclosed notice of meeting and proxy statement contain details about the business to be conducted at the meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business and provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Paula J. Shives, Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone (407) 245-6565.

Whether or not you plan to attend, it is important that your shares be represented at the meeting. We urge you to promptly vote by telephone, via the Internet, or by completing and returning the enclosed proxy card in the enclosed envelope. The proxy statement provides further information about the meeting and your voting options.

Your vote is important. Thank you for your support.

Sincerely,

Clarence Otis, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

DARDEN RESTAURANTS, INC.

PROXY STATEMENT

DARDEN RESTAURANTS, INC.

5900 Lake Ellenor Drive

Orlando, Florida 32809

NOTICE OF

2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 25, 2009

Time:	10:00 a.m., Eastern Daylight Savings Time, on Friday, September 25, 2009

Place:	Hyatt Regency Orlando International Airport 9300 Airport Boulevard Orlando, Florida 32827

Items of Business:

1.      To elect a full Board of 11 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.      To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2010; and

3.      To transact such other business, if any, as may properly come before the meeting and any adjournment.

Who Can Vote:	You can vote at the meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 24, 2009.

Annual Report and Proxy Statement:	A copy of our 2009 Annual Report is enclosed, and our 2009 Proxy Statement is attached.

Website:	Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 25, 2009: This Notice, the attached Proxy Statement, our 2009 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 are available on our website at www.darden.com. In addition, you may access these materials at
https://www.sendd.com/EZProxy/?project_id=329.

Date of Mailing:	This Notice and the Proxy Statement are first being mailed to shareholders on or about August 18, 2009.

By Order of the Board of Directors

Paula J. Shives
Senior Vice President,
General Counsel and Secretary

August 18, 2009

DARDEN RESTAURANTS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 25, 2009

The Board of Directors (the “Board”) of Darden Restaurants, Inc. (“Darden”, the “Company”, “we”, “us” or “our”) is soliciting your proxy for use at the 2009 Annual Meeting of Shareholders to be held on September 25, 2009. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about August 18, 2009.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a comprehensive Code of Business Conduct and Ethics that applies to all employees. It covers many topics and addresses the particular responsibilities of our directors, our chief executive officer and our senior financial executives. The full text of our Code of Business Conduct and Ethics is available on our website at www.darden.com and in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. We require all of our officers and certain other corporate employees to complete an annual questionnaire and certification regarding compliance with our Code of Business Conduct and Ethics.

Ethics Education

We proactively promote ethical behavior by all employees and encourage our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to report violations of laws or our Code of Business Conduct and Ethics, the Code provides that we will not allow retaliation for reports made in good faith. We also are committed to ethical behavior in the communities we serve and our industry generally. The Darden Restaurants Foundation Diversity and Business Ethics Endowment, the first comprehensive diversity and business ethics endowment in the hospitality industry, was created with financial support from the Darden Restaurants, Inc. Foundation by the University of Florida’s Warrington College of Business.

Related Party Transaction Policy and Procedures

We have adopted formal written Related Transaction Policies and Procedures, which are attached as Appendix B to the Nominating and Governance Committee’s charter and posted on our website. The Nominating and Governance Committee is responsible for reviewing the material facts of each Interested Transaction (as defined below) with directors, executive officers and certain other related parties and either approving or disapproving the entry into the Interested Transaction. If advance approval of an Interested Transaction is not feasible, the Nominating and Governance Committee will consider and, if appropriate, ratify the Interested Transaction at its next regular meeting. The Chair of the Nominating and Governance Committee is delegated the authority to pre-approve or ratify any Interested Transaction in which the aggregate amount involved is expected to be less than $500,000.

In determining whether to approve or ratify an Interested Transaction, the Nominating and Governance Committee will consider whether the Interested Transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders. The Nominating and Governance Committee will take into account, among other facts and circumstances it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

An “Interested Transaction” as used in the policy is any transaction, arrangement or relationship in which (i) the amount involved exceeds $120,000 in any calendar year, (ii) the Company is a participant and (iii) any director, executive officer or five-percent shareholder or any of their respective immediate family members has or will have a direct or indirect interest. Salary or compensation paid to a director or an executive officer that is required to be reported in this proxy statement is not considered an “Interested Transaction.”

There are no Interested Transactions or other related party transactions or relationships between us and our directors or executive officers or five-percent shareholders or any of their respective immediate family members required to be disclosed in this proxy statement under applicable rules of the Securities and Exchange Commission (“SEC”).

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that are available on our website at www.darden.com and in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. The Guidelines cover, among other topics:

•	Director responsibilities;

•	Director qualification standards;

•	Independence of directors;

•	Director access to senior management and, as necessary, independent advisors;

•	Director compensation;

•	Approval of Chief Executive Officer and senior management succession plans; and

•	An annual performance evaluation of the Board and each of the Board committees.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings of the independent directors in executive session without our Chief Executive Officer present at least four times annually;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•	Limit the number of other boards that directors may serve on;

•	Provide a mandatory retirement age for directors; and

•	Provide term limits for directors.

To foster our value of always learning, always teaching, the Corporate Governance Guidelines encourage director education. During the past three years, five of our directors have attended continuing education programs, of which three attended programs accredited by RiskMetrics Group.

Board Governance Practices

The Nominating and Governance Committee oversees governance issues. Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors. Odie C. Donald has been named by our non-employee directors as Lead Director to chair executive sessions. We have adopted Shareholder Communication Procedures that have been posted on our website.

In accordance with New York Stock Exchange (the “NYSE”) listing standards, we have Audit, Compensation, and Nominating and Governance Committees composed entirely of independent directors. The charters of these committees are publicly available on our website. Our Corporate Governance Guidelines include categorical standards of independence to assist the Board in making determinations regarding the independence of our directors.

As required by NYSE listing standards, our Audit, Compensation, and Nominating and Governance Committees each conducts a self-evaluation annually. The full Board also conducts a self-evaluation annually to determine whether it and its committees are functioning effectively. From time to time the Board also arranges for an in-depth evaluation led by an outside consultant.

Director Election Governance Practices

We do not have a “classified board,” or other system where directors’ terms are staggered, but instead our full Board is elected annually. In addition, in June 2007, the Board amended our bylaws to provide that in an uncontested election, if a nominee for director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. The bylaws require the Nominating and Governance Committee to recommend to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board is required to act on the tendered resignation and publicly disclose its decision and the rationale for it within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that such person will abide by these requirements. A copy of the Company’s bylaws as amended is available on our website.

Audit Committee Expertise and Oversight of Independent Accountants

The Board has determined that Jack A. Smith, Chairman of our Audit Committee, and David H. Hughes are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, all members of the Audit Committee are financially literate as required under the NYSE listing standards. Our Corporate Governance Guidelines provide that no member of the Audit Committee may serve on the audit committee of more than three public companies. The fees paid to our independent registered public accounting firm, KPMG LLP, for non-audit services during fiscal 2009 were significantly less than the fees paid for audit services, and all non-audit services performed by KPMG LLP were approved in advance by our Audit Committee. Our Audit Committee charter requires regular rotation of the lead partner of our independent registered public accounting firm, and each year our selection of an independent registered public accounting firm is submitted for shareholder ratification.

Certain Board Compensation Practices

Our directors receive a portion of their compensation in the form of equity, and all of our executives and directors are subject to stock ownership guidelines. Our independent directors do not participate in our pension plan.

Option Repricing

We have never repriced options, and repricing is specifically prohibited under our 2002 Stock Incentive Plan.

PROPOSALS TO BE VOTED ON

PROPOSAL 1—ELECTION OF ELEVEN DIRECTORS FROM THE NAMED

DIRECTOR NOMINEES

Our Board currently has 12 members, and each director stands for election every year. Jack A. Smith will complete his Board service immediately prior to this year’s annual meeting of shareholders and is not standing for re-election. The Board has reduced the size of the Board to 11 members effective at the time of the annual meeting. Proxies for this annual meeting cannot be voted for more than 11 directors. In the future, the Board may increase or decrease the size of the Board and appoint or nominate for election new directors.

The following directors are standing for election this year to hold office until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified. All of the director nominees were nominated by our Nominating and Governance Committee and have previously served on the Board. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

The Board of Directors recommends that you vote FOR each of the nominees to the Board.

Board Nominees

LEONARD L. BERRY, 66, Director since 2001

•

Presidential Professor for Teaching Excellence, Distinguished Professor of Marketing, and M.B. Zale Chair in Retailing and Marketing Leadership, Mays Business School, Texas A&M University, since 1982, and Professor of Humanities in Medicine, College of Medicine, Texas A&M University, since 2004.

•	Member of the Board of Directors of:

•	Genesco Inc.

•	Lowe’s Companies, Inc.

ODIE C. DONALD, 59, Director since 1998

•	President of Odie Donald Investment Enterprises, LLC, a private investment firm, since August 2003.

•

Consultant to (from July 2001 through December 2002) and President of (from April 2000 to July 2001) DIRECTV, Inc., a direct broadcast satellite television service and a unit of Hughes Electronics Corporation.

•	Chief Executive Officer of Cable & Wireless Plc, a communications company serving the Caribbean and Atlantic Islands, from 1999 to 2000.

•	Retired after a 26-year career with BellSouth Corporation, where he held various positions, including:

•

Group President—Customer Operations for BellSouth Telecommunications, Inc., a provider of tariffed wireline telecommunications services and a wholly owned subsidiary of BellSouth Corporation, from 1998 to 1999.

•	President of BellSouth Mobility, a cellular communications company, from 1992 to 1998.

CHRISTOPHER J. (CJ) FRALEIGH, 45, Director since November 2008

•	Chief Operating Officer of Sara Lee North America and Executive Vice President of Sara Lee Corporation, a global consumer products company, since November 2007.

•	Chief Executive Officer of Sara Lee Corporation Food & Beverage from January 2005 to November 2007.

•	General Manager during 2004 and Executive Director of advertising and corporate marketing from 2001 to 2004 for General Motors Corporation’s GMC-Buick-Pontiac division.

•	From 1989 until 2001, held various positions of increasing responsibility at PepsiCo, Inc., including Vice President, Colas.

DAVID H. HUGHES, 65, Director since 2001

•

Retired; Chairman from 1986 to April 2006 and Chief Executive Officer from 1974 through May 2003 of Hughes Supply, Inc., a diversified wholesale distributor of construction and industrial materials, equipment and supplies.

•	Member of the Board of Directors of:

•	SunTrust Banks, Inc.

CHARLES A. LEDSINGER, JR., 59, Director since 2005

•	Chairman of Realty Investment Company, Inc., since May 2009, a private operating and investment company.

•	Chairman of Sunburst Hospitality Corporation, since May 2009, a private hotel and real estate operator.

•

Vice Chairman from September 2006 to May 2009, Chief Executive Officer from August 1998 to June 2008 and President from August 1998 to September 2006 of Choice Hotels International, a lodging franchisor.

•

President and Chief Operating Officer of St. Joe Company, a diversified real estate operating company, from February 1998 to August 1998, and Senior Vice President and Chief Financial Officer from May 1997 to February 1998.

•	Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc., a casino operator, from June 1995 to April 1997.

•	Senior Vice President and Chief Financial Officer of Promus Companies, Incorporated, a hotel operator, and the former parent of Harrah’s Entertainment, Inc., from August 1990 to June 1995.

•	Member of the Board of Directors of:

•	FelCor Lodging Trust Incorporated

WILLIAM M. LEWIS, JR., 53, Director since 2005

•	Managing Director and Co-Chairman of Investment Banking for Lazard Ltd, an investment banking firm, since April 2004.

•

From 1978 to 1980 and from 1982 to April 2004, held various positions with Morgan Stanley, an investment banking firm, including Managing Director and Co-Head of the Global Banking Department from 1999 to 2004.

SENATOR CONNIE MACK, III, 68, Director since 2001

•

Partner and Senior Policy Advisor of Liberty Partners of Florida, LLC, a firm specializing in the development and implementation of successful advocacy strategies at the state level of government, since January 2007.

•	Senior Policy Advisor for King & Spalding LLP, a law firm, since February 2005.

•	Senior Policy Advisor for Shaw, Pittman, Potts & Trowbridge, a law firm, from February 2001 to February 2005.

•	United States Senator (R-Florida) from 1988 to 2000.

•	United States Congressman (R-Florida) from 1982 to 1988.

•	Member of the Board of Directors of:

•	EXACT Sciences Corporation

•	Genzyme Corporation

•	Moody’s Corporation

ANDREW H. (DREW) MADSEN, 53, Director since 2004

•	Our President and Chief Operating Officer since November 2004.

•	Our Senior Vice President and President of Olive Garden® from March 2002 to November 2004.

•	Our Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002.

•	President of International Master Publishers, Inc., a developer and marketer of consumer information products, from 1997 until December 1998.

•	From 1993 to 1997, held various positions at James River Corporation (now part of Koch Industries).

CLARENCE OTIS, JR., 53, Director since 2004

•	Chairman of the Board since November 2005.

•	Our Chief Executive Officer since November 2004.

•

Our Executive Vice President from March 2002 until November 2004 and President of Smokey Bones Barbeque & Grill®, a restaurant concept formerly owned and operated by us, from December 2002 until November 2004.

•	Our Senior Vice President from December 1999 until March 2002, and Chief Financial Officer from December 1999 until December 2002.

•

Joined us in 1995 as Vice President and Treasurer, and served as Senior Vice President, Investor Relations from July 1997 to August 1998, and as Senior Vice President, Finance and Treasurer from August 1998 until December 1999.

•	Managing Director and Manager of Public Finance, Chemical Securities, Inc. (now J.P. Morgan Securities, Inc.), an investment banking firm, from 1991 to 1995.

•	Member of the Board of Directors of:

•	Verizon Communications, Inc.

•	VF Corp.

MICHAEL D. ROSE, 67, Director since 1995

•	Chairman of the Board of First Horizon National Corporation, a national financial services company, since January 2007.

•	Chairman, Executive Committee, of Gaylord Entertainment Company, a diversified entertainment company, since April 2001.

•	Chairman of the Board of Gaylord Entertainment Company from April 2001 to May 2005.

•	Private investor and Chairman of the Board of Midaro Investments, Inc., a privately held investment firm, from 1998 to present.

•	Chairman of the Board of Promus Hotel Corporation, a franchiser and operator of hotel brands and formerly a division of Promus Companies, Incorporated, from 1995 to 1996.

•	Chairman of the Board of Harrah’s Entertainment, Inc., a casino operator and formerly a division of Promus Companies, Incorporated, from 1995 to 1996.

•	Chairman of the Board from 1990 to 1995 and Chief Executive Officer from 1990 to 1994 of Promus Companies, Incorporated, a hotel operator.

•	Member of the Board of Directors of:

•	First Horizon National Corporation

•	Gaylord Entertainment Company

•	General Mills, Inc.

MARIA A. SASTRE, 54, Director since 1998

•	President and Chief Executive Officer of Take Stock in Children, a non-profit organization providing scholarships and mentors to Florida’s low-income, at-risk children, since January 2009.

•

Vice President, International, Latin America and Caribbean Sales and Marketing, Royal Caribbean International, Celebrity Cruises and Azamara Cruises, all units of Royal Caribbean Cruises Ltd., a global cruise line company, from January 2005 to September 2008.

•	Vice President, Total Guest Satisfaction Services for Royal Caribbean International, a unit of Royal Caribbean Cruises, Ltd., from 2000 to January 2005.

•

Vice President for Latin America and Miami from 1995 to 1999 and Director of International Sales and Marketing for Asia, Europe and Latin America from 1994 to 1995 for United Air Lines, Inc., a commercial air transportation company.

•	Member of the Board of Directors of:

•	Publix Super Markets, Inc.

The Board of Directors recommends a vote FOR the election of each of the named director nominees listed above.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2010. KPMG LLP has served as our independent registered public accounting firm since 1995. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2010.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. During the fiscal year ended May 31, 2009 (“fiscal 2009”), the Board met six times, with no actions taken by written consent. For the period of his or her Board service in fiscal 2009, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Independence. Our Board has affirmatively determined, by resolution of the Board as a whole, that the following directors have no direct or indirect material relationship with us other than their service as directors and satisfy the requirements to be considered “independent” as defined in our Corporate Governance Guidelines and the NYSE listing standards: Leonard Berry, Odie Donald, Christopher J. Fraleigh, David Hughes, Charles Ledsinger, Jr., William Lewis, Jr., Senator Connie Mack, III, Michael Rose, Jack Smith, and Maria Sastre.

Lead Director. Our non-employee directors have designated Odie C. Donald to serve as Lead Director to chair the Board’s executive sessions of non-employee directors. The Lead Director also advises the Chairman of the Board and committee Chairs with respect to agendas and information needs relating to Board and committee meetings, and performs such other duties as the Board may from time to time assign to assist the Board in fulfilling its responsibilities.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are posted on our website at www.darden.com. In general, shareholders may send communications to the attention of the Board, any individual director or the non-management directors as a group, through the Lead Director. Communications may be sent in writing or via email to: Odie C. Donald, Lead Director, Darden Restaurants, Inc., c/o Paula J. Shives, Senior Vice President, General Counsel and Secretary, 5900 Lake Ellenor Drive, Orlando, Florida 32809. Email: leaddirector@darden.com.

The Corporate Secretary will act as agent for the Lead Director in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Lead Director without instruction from the Lead Director, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Lead Director. The Lead Director will forward communications as appropriate to the Board, individual directors or the non-management directors as a group, and will respond to communications or direct others to respond, as appropriate.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is posted on our website as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, being of service, teamwork and excellence) and possess a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines.

The Nominating and Governance Committee will identify potential candidates for nomination, and a search firm may be engaged to identify additional candidates and assist with initial screening. The Chair of the Nominating and Governance Committee and the Chief Executive Officer perform the initial screening, obtain and review additional information, and identify candidates that they feel are best qualified to serve. The Chair of the Nominating and Governance Committee, the Chief Executive Officer and one or more representatives of the Board appointed by the Chairman of the Board will meet with the leading candidates to further assess their qualifications and fitness. The Board representatives and Chief Executive Officer will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for nomination. Christopher J. Fraleigh was elected by the Board on November 3, 2008 to a new Board seat. Mr. Fraleigh was first identified as a candidate by a third party search firm and was recommended for appointment by the Nominating and Governance Committee.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided under the question “How do I submit a shareholder proposal, nominate directors, or submit other business for next year’s annual meeting?” that appears in the “Questions and Answers about the Meeting and Voting” section of this proxy statement. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. All of our then-incumbent directors attended last year’s annual meeting of shareholders other than Rita P. Wilson, who was not standing for re-election.

Board Committees and Their Functions

General. Our Board has six standing committees that operate under charters adopted by the Board. Each charter is posted on our website at www.darden.com. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee, except the Executive Committee, is an independent director as defined in our Corporate Governance Guidelines and the NYSE listing standards. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

Executive Committee. The Executive Committee consists of five directors: Mr. Otis (Chair), Mr. Donald, Mr. Rose, Ms. Sastre, and Mr. Smith. The Executive Committee did not meet during fiscal 2009. Under our bylaws, the Executive Committee has the authority to take all actions that could be taken by the full Board. The Executive Committee may meet between regularly scheduled Board meetings to take such action as it determines is necessary for our efficient operation.

Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee consists of five independent directors as defined in our Corporate Governance Guidelines, the NYSE listing standards and SEC rules: Mr. Smith (Chair), Mr. Fraleigh (who joined the Committee in June 2009), Mr. Hughes, Senator Mack, and Ms. Sastre. The Board has determined that Mr. Smith and Mr. Hughes are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met eight times during fiscal 2009 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. Our Compensation Committee (the “Committee”) consists of four independent directors: Mr. Rose (Chair), Dr. Berry, Mr. Donald, and Mr. Ledsinger. The Committee met five times during fiscal 2009 and acted by written consent twice. The primary responsibilities of our Committee include the following:

•

Review and approve corporate goals and objectives relevant to Chairman and Chief Executive Officer’s compensation, evaluate the Chairman and Chief Executive Officer’s performance in light of those goals and objectives, and make recommendations to the other independent directors who shall, together with the Committee, determine and approve the Chairman and Chief Executive Officer’s compensation based on this evaluation;

•

Make recommendations to the other independent directors who shall, together with the Committee, review and approve the compensation for employee directors other than the Chairman and Chief Executive Officer;

•	Review and approve the compensation of executive officers other than the Chairman and Chief Executive Officer and other employee directors;

•	Make recommendations to the other independent directors who shall, together with the Committee, determine and approve the compensation for the non-employee independent directors;

•

Review and discuss with management the Compensation Discussion and Analysis required to be included in our proxy statement and Annual Report on Form 10-K and, based on such review and discussion, determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included; and

•	Produce the annual Compensation Committee Report for inclusion in our proxy statement.

The Committee may delegate its power under our 2002 Stock Incentive Plan to one or more directors, including a director who is also a senior executive officer of Darden, except that the Committee may not delegate its powers to grant awards to our executive officers or directors. Under the Compensation Committee Charter, the Committee may delegate any of its administrative responsibilities to any other person or persons, the extent permitted by law, our compensation and benefit plans and the applicable rules of the SEC, NYSE and the Internal Revenue Code.

See “Compensation Discussion and Analysis—Our Decision Making Process” for information with regard to the role of consultants and management in the Committee’s decision making process.

Finance Committee. Our Finance Committee consists of four independent directors: Ms. Sastre (Chair), Mr. Ledsinger, Mr. Lewis and Senator Mack. The Finance Committee met twice during fiscal 2009. The primary responsibilities of our Finance Committee are to:

•	Review financial policies and performance objectives developed by management pertaining to capital spending and finance requirements, debt ratio, dividend policy and other financial matters;

•	Review material changes to our capital structure and financial arrangements, including timing and maturity of debt, common stock sales and repurchases, and acquisitions or joint ventures;

•	Review major borrowing commitments; and

•	Review and make recommendations regarding other significant financial transactions.

Nominating and Governance Committee. Our Nominating and Governance Committee consists of five independent directors: Mr. Donald (Chair), Dr. Berry, Mr. Hughes, Mr. Rose and Mr. Smith and met four times during fiscal 2009. The primary responsibilities of the Nominating and Governance Committee are to:

•

Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders;

•	Review the adequacy of our corporate governance principles on a regular basis; and

•	Oversee the Board’s self-evaluation process.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the heading “Board of Directors—Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers, recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards, and considers for approval or ratification transactions with related parties pursuant to the Policies and Procedures attached as Appendix B to the Nominating and Governance Committee’s charter.

Public Responsibility Committee. Our Public Responsibility Committee consists of four independent directors: Senator Mack (Chair), Dr. Berry, Mr. Hughes, and Mr. Lewis. During fiscal 2009 the Public Responsibility Committee met twice. The primary responsibilities of the Public Responsibility Committee are to:

•	Review our key public policy positions and the manner in which we conduct our government relations activities;

•	Review our actions in furtherance of our corporate social responsibility, including diversity; and

•	Review the impact of our procedures on employees, consumers and communities, especially with respect to environmental, health and safety issues.

DIRECTOR COMPENSATION

Annual Compensation of Independent Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of Darden or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect from time to time pursuant to which we are authorized to grant stock and stock-based awards to directors, currently the 2002 Stock Incentive Plan. In 2007, the Compensation Committee’s independent consultant, Towers Perrin, conducted a review of our Director Compensation Program. Based on that review, and upon the Committee’s recommendation, the Board amended the Director Compensation Program on December 14, 2007, to be effective September 1, 2008. Compensation paid for the first fiscal quarter of fiscal 2009 was based on the terms of the prior Director Compensation program in place since October 1, 2005.

Beginning September 1, 2008, our Director Compensation Program provided for payments to independent directors of:

•

An annual retainer of $60,000 and $2,000 for each committee meeting and special Board meeting, such as extraordinary meetings driven by an acquisition, as determined by the Board (“cash compensation”);

•	An additional annual retainer for the Chairs of the Audit and Compensation Committees of $10,000, and for Chairs of the other Board committees of $5,000; and

•	An annual award of common stock with a fair market value of $100,000 on the date of grant upon election or re-election to the Board.

The following provides further details on each of these components of compensation for our independent directors:

The independent directors’ remuneration is due and paid quarterly, unless the director elects to defer the payment. Directors may elect to have their cash compensation paid in any combination of current or deferred cash, common stock or salary replacement options. Deferred cash compensation may be invested on a tax-deferred basis in the same manner as deferrals under our FlexComp Plan, a non-qualified deferred compensation plan that currently allows for fifteen different investment fund options, including a Darden common stock fund. In addition, each director may choose to receive, in lieu of their cash compensation, stock options determined to be of equal value to the foregone cash fees, which options are exercisable six months after grant. All of these stock options have an exercise price equal to the closing price of our common shares on the date of grant and have a term of ten years.

For the annual common stock grant valued at $100,000, the number of common shares received equals $100,000 divided by the fair market value of our common stock on the date of grant. The shares vest immediately, but are restricted from transfer for a period of one year. A director may elect to defer receipt of these shares until completion of Board service or beyond, in which case the director receives phantom stock units that settle in shares of our common stock and are entitled to dividend equivalents.

We also pay the premiums on directors’ and officers’ liability and business travel accident insurance policies covering the directors and allow our directors to dine in our restaurants at any time at our expense. We reimburse directors for travel to Board meetings and related expenses and for costs incurred in connection with attending certain continuing education programs.

Our Director Compensation Program in place for the first quarter of fiscal 2009 (May 26, 2008—August 31, 2008) provided for payments to directors of:

•	An annual retainer of $15,000 and meeting fees for regular or special Board meetings and committee meetings;

•	An initial award of non-qualified stock options to purchase 12,500 shares of our common stock upon becoming a director for the first time;

•	An additional award of non-qualified stock options to purchase 3,000 shares of common stock annually upon election or re-election to the Board; and

•	An annual award of common stock with a fair market value of $100,000 on the date of grant upon election or re-election to the Board.

Fiscal 2009 Compensation of Independent Directors

The table below sets forth, for each independent director, the amount of fees earned or paid in cash, the number of stock awards granted and all other compensation for his or her service in fiscal 2009. Fees earned that were paid in the form of stock or stock options are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Leonard L. Berry	80,250	100,015	0	0	0	1,989	182,253
Odie C. Donald	85,550	100,015	0	0	0	35,958	221,523
Christopher J. Fraleigh	53,000	85,747	0	0	0	1,550	140,297
David H. Hughes	72,850	100,015	0	0	0	8,495	181,360
Charles A. Ledsinger, Jr.	62,150	100,015	0	0	0	9,770	171,935
William M. Lewis, Jr.	56,150	100,015	0	0	0	0	156,165
Senator Connie Mack, III	73,600	100,015	0	0	0	886	174,501
Michael D. Rose	87,550	100,015	0	0	0	41,109	228,674
Maria A. Sastre	68,750	100,015	0	0	0	12,353	181,117
Jack A. Smith	79,150	100,015	0	0	0	21,505	200,670
Rita Wilson	6,000	0	0	0	0	0	6,000

(1)	Includes all fees earned, including annual retainer fees, chairperson retainer and Board and committee meeting fees. The annual retainers and Board and committee meeting fees were payable at the end of each fiscal quarter and the amounts shown may have been delivered as cash, common stock, deferred cash or salary replacement options. Salary replacement options (“SROs”) are non-qualified stock options that are immediately vested but restricted from exercise for a period of six months. The number of stock options delivered is based on the amount of compensation forgone divided by 30 percent of the exercise price, which is determined by the closing price for our common stock on the NYSE on the grant date. The stock options expire 10 years from the grant date. Amounts foregone for SROs and the number of SROs issued were as follows: Mr. Lewis, $56,150 and 7,835 SROs; Mr. Ledsinger, $34,650 and 4,691 SROs; and Mr. Rose, $76,150 and 10,906 SROs.

Cash amounts that are deferred are credited with the same rates of return and investment alternatives as amounts in the FlexComp Plan, our non-qualified deferred compensation plan. Cash amounts deferred for fiscal 2009 were as follows: Senator Mack, $6,850; Ms. Sastre, $68,750; and Mr. Smith, $79,150.

Amounts received as shares of common stock were as follows: Mr. Fraleigh, 2,261 shares with a market value of $52,961; Mr. Hughes, 3,164 shares with a market value of $72,770; and Mr. Ledsinger, 1,192 shares with a market value of $27,456. The number of shares delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

For fiscal 2009, Ms. Wilson served on the board from May 26, 2008 to September 12, 2008.

(2)

Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2009, in accordance with SFAS No. 123(R). The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2009 Annual Report to Shareholders. The stock award is immediately vested but not transferable for one year. Except for Mr. Fraleigh, each director received a stock award of 3,309 shares on September 12, 2008, the date of re-election to the Board, with a fair market value of $100,015 based on the average of the high and low prices of our common stock ($30.225) on the NYSE on September 12, 2008.

Mr. Fraleigh received a stock award of 3,859 shares on November 3, 2008, the date of initial election to the Board, with a fair market value of $85,747 based on the average of the high and low prices of our common stock ($22.22) on the NYSE on November 3, 2008.

The following directors elected to defer their awards: Mr. Fraleigh, Mr. Ledsinger, Mr. Lewis, Mr. Rose, and Ms. Sastre.

(3)	As of September 1, 2008, the Director Compensation Program was amended to eliminate the initial and annual grant of stock options.

(4)	The aggregate number of shares subject to stock-based awards outstanding as of May 31, 2009 for each director is provided in the table below:

	Outstanding Awards
Name	Stock Options	Deferred Stock Units
Leonard L. Berry	41,250	0
Odie C. Donald	38,919	44,697
Christopher J. Fraleigh	0	3,910
David H. Hughes	39,004	9,377
Charles A. Ledsinger, Jr.	33,544	13,261
William M. Lewis, Jr.	35,759	13,261
Senator Connie Mack, III	18,447	746
Michael D. Rose	38,708	48,893
Maria A. Sastre	26,322	11,888
Jack A. Smith	19,500	24,862
Rita Wilson	22,500	0

(5)	Amounts in this column reflect dividend equivalents paid and reinvested into Darden phantom stock units for each director’s Darden deferred phantom stock unit account and amounts for a dining benefit. Except for dividend equivalents paid to Mr. Donald of $35,148; Mr. Rose of $37,790 and Mr. Smith of $19,551, no other director had dividend equivalents paid with a value exceeding $10,000.

STOCK OWNERSHIP OF MANAGEMENT

The table set forth below shows the beneficial ownership of our common stock and information concerning restricted stock units, phantom stock units and performance stock units, as of June 30, 2009, by our directors, director nominees, executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group. In accordance with applicable SEC rules, beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of June 30, 2009. Except as otherwise indicated, a person has sole voting and investment power with respect to the shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)		Phantom Stock Units and Performance Stock Units(2)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(3)
Leonard L. Berry	62,133		—	*
Odie C. Donald	86,934		—	*
Christopher J. Fraleigh	6,171		—	*
David H. Hughes	81,006	(4)	—	*
Charles A. Ledsinger, Jr.	47,121		—	*
William M. Lewis, Jr.	65,637		—	*
Kim A. Lopdrup	201,958		20,560	*
Senator Connie Mack, III(5)	32,475		—	*
Andrew H. Madsen	679,603		44,691	*
Clarence Otis, Jr.	974,679		90,768	*
David T. Pickens	372,933		21,962	*
C. Bradford Richmond	156,907		19,157	*
Michael D. Rose	178,474	(4)	—	*
Maria A. Sastre	38,209		—	*
Jack A. Smith	111,245		5,975	*
All directors and executive officers as a group (22 persons)	4,234,635		263,861	2.97%

*	Less than one percent.

(1)	Includes shares subject to options exercisable within 60 days of June 30, 2009, as follows: Dr. Berry, 41,250 shares; Mr. Donald, 38,919 shares; Mr. Hughes, 39,004 shares; Mr. Ledsinger, 32,668 shares; Mr. Lopdrup, 155,397 shares; Mr. Lewis, 34,376 shares; Senator Mack, 18,447 shares; Mr. Madsen, 567,588 shares; Mr. Otis, 776,173 shares; Mr. Pickens, 317,815 shares; Mr. Richmond, 133,881 shares; Mr. Rose, 36,452 shares; Ms. Sastre, 26,322 shares; Mr. Smith, 19,500 shares; and all directors and executive officers as a group, 3,157,001 shares.

Includes shares held by the trustee of the Darden Savings Plan in the Employee Stock Ownership Plan for the accounts of our executive officers, with respect to which the officers have sole voting power and sole investment power, as follows: Mr. Pickens, 635 shares and all directors and executive officers as a group, 1,239 shares.

Includes restricted stock awarded under our Management and Professional Incentive Plan, with respect to which the officers have sole voting power but no investment power, as follows: Mr. Lopdrup, 7,281 shares; Mr. Madsen, 18,139 shares; Mr. Otis, 22,878 shares; Mr. Pickens, 8,924 shares; Mr. Richmond, 3,292 shares; and all directors and executive officers as a group, 128,671 shares.

Includes phantom stock units allocated to the Darden stock fund under our Director Compensation Program for the accounts of the following independent directors, which are settled in our common stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 25,014 units; Mr. Fraleigh, 3,910 units; Mr. Hughes, 4,490 units; Mr. Ledsinger, 13,261 units; Mr. Lewis, 13,261 units; Senator Mack, 745 units; Mr. Rose, 29,210 units; Ms. Sastre, 8,615; Mr. Smith, 24,862 units; and all directors and executive officers as a group, 123,368 units.

Includes restricted stock units awarded under the Director Compensation Program, which are settled in our common stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 19,682 units; Mr. Hughes, 4,886 units; Mr. Rose, 19,682 units; Ms. Sastre, 3,272 units; and all directors and executive officers as a group, 47,522 units.

(2)	Includes phantom stock units allocated to the Darden stock fund under our non-qualified deferred compensation plan, the FlexComp Plan, which are settled in cash, with respect to which the individuals have no voting or investment power, as follows: Mr. Madsen, 77 units; Mr. Otis, 19,938 units; Mr. Pickens, 6 units; Mr. Smith, 5,975 units; and all directors and executive officers as a group, 25,996 units.

Includes performance stock units awarded under our Management and Professional Incentive Plan, with respect to which officers have no voting or investment power, as follows: Mr. Lopdrup, 20,560 units; Mr. Madsen, 44,614 units; Mr. Otis, 70,830 units; Mr. Pickens, 21,956 units; Mr. Richmond, 19,157 units; and all directors and executive officers as a group, 237,865 units.

(3)	For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days, and the phantom stock units and restricted stock units settled in our common stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on June 30, 2009, plus (ii) the number of shares underlying options exercisable within 60 days and phantom stock units and restricted stock units described in footnote 1 above held by just that individual or group. This calculation does not include phantom stock units settled in cash or performance stock units described in footnote 2 above.

(4)	Includes shares held in a trust for the following: Mr. Hughes, 7,500 shares; and Mr. Rose, 47,431 shares.

(5)	Popularly known as Connie Mack, III, Senator Mack files Section 16 reports (Forms 3, 4 and 5) under his legal name of Cornelius McGillicuddy, III.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

As of June 30, 2009, there are no persons known to us to be the beneficial owner of more than five percent of our outstanding common stock.

COMPENSATION COMMITTEE REPORT

Dear Fellow Darden Shareholders:

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

Respectfully submitted,

The Compensation Committee

Michael D. Rose, Chair

Dr. Leonard Berry

Odie Donald

Charles Ledsinger

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our mission is to be the best in full-service dining, now and for generations. As we succeed in this mission, we will become a company that matters even more to our shareholders and positively affects more guests, employees, communities and business partners. During fiscal 2009, we continued to fulfill our mission, delivering competitively superior performance and positive returns for our shareholders, as described below, despite a challenging and uncertain external environment.

While our business performance was competitively superior, payouts to our officers under our performance-based incentive programs were below target levels because we set goals that proved very difficult to achieve in an environment of greater macroeconomic weakness and consumer uncertainty than we anticipated when the goals were established. Our achievements include the following:

•

In fiscal 2009, which included an additional operating week compared to the prior year, we delivered sales growth of 8.9 percent, which represented growth that outperformed our competitive set as measured by the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding the Company. This sales growth includes for all of fiscal 2009 the contributions of LongHorn Steakhouse and The Capital Grille, which we acquired through our acquisition of RARE Hospitality International, Inc. (“RARE”) effective on October 1, 2007, compared to fiscal 2008, which only included sales of LongHorn Steakhouse and The Capital Grille from October 1, 2007 (the date of acquisition) through May 25, 2008.

•

Diluted net earnings per share from continuing operations for fiscal 2009 increased 4.0 percent to $2.65 from $2.55 the prior year. We estimate that integration costs and purchase accounting adjustments related to the acquisition of RARE reduced diluted net earnings per share by approximately 10 cents in fiscal 2009 and 19 cents in fiscal 2008. Excluding these costs and adjustments, diluted net earnings per share from continuing operations for fiscal 2009 and 2008 were $2.75 and $2.74, respectively. This represented adjusted diluted net earnings per share growth from continuing operations of 0.4 percent (excluding acquisition and integration costs and purchase accounting adjustments related to our RARE acquisition), which compared favorably to that achieved by many consumer-related companies.

•

The foregoing sales and earnings achievements were below our Management and Professional Incentive Plan (“MIP”) annual incentive goals of 15.0 percent sales growth and 12.3 percent adjusted diluted net earnings per share growth from continuing operations (excluding the costs and adjustments noted above). As a result, our annual incentive award payments were below target.

•

Our combined same-restaurant guest counts for Olive Garden, Red Lobster and LongHorn Steakhouse maintained a strong positive gap to the Knapp-Track™ benchmark of U.S. same-restaurant guest counts, excluding the Company.

•

Although our combined same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 1.4 percent in fiscal 2009 compared to fiscal 2008 (excluding the additional 53rd week in fiscal 2009), our performance compares favorably with an average decrease in same-restaurant sales by competitor companies of 5.6 percentage points for the same period, as measured by the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding the Company.

•

Our implementation of business strengthening initiatives in response to weaker than anticipated business conditions resulted in approximately $35 million of greater than initially planned cost reductions in the fiscal year.

Our adjusted sales growth of 1.5 percent for fiscal 2009 (as adjusted as described below under “Elements of the Total Rewards Program—Long-term Incentives” to exclude sales of LongHorn Steakhouse and The Capital Grille from fiscal 2008 and fiscal 2009), while competitively superior, did not meet the minimum adjusted sales growth required for fiscal 2009 for purposes of our Performance Stock Unit (“PSU”) program. As a result, twenty percent of the PSUs granted to our executive officers named in this proxy statement (the “NEOs”) in June 2006, July 2007, and July 2008 (approximately 57,000 units in aggregate) were forfeited.

The Compensation Committee structures our Total Rewards Program (as described further below) so that the compensation earned by our NEOs varies with Company performance, our stock price and individual performance. The Total Rewards Program helps to focus the NEOs on our key business goal of being the best in full-service dining, as indicated by winning financially, by delivering competitively superior financial performance; being a special place, a company where our employees have an opportunity to fulfill their professional and personal dreams; and being a company that matters, one that makes a meaningful difference for guests, employees, shareholders and our community and business partners.

Our annual incentive MIP awards for fiscal 2009 were well below target despite our competitively superior performance. This was largely due to an economic environment that was significantly more challenging in fiscal 2009 than was anticipated in June 2008 when the MIP targets were established. Accordingly, in December 2008, the Committee approved a one-time special incentive opportunity under our MIP to further motivate our employees to maintain competitively superior performance throughout the fiscal year. In June 2009, the Committee approved discretionary one-time special award payments to all corporate salaried employees, including our NEOs, for significantly outperforming our industry in same-restaurant sales. The award payments recognized the Company’s comparatively stronger performance in this important financial objective as compared to companies in our competitive set. Our same-restaurant sales were more than four percentage points higher than the average (as measured by the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding the Company) for companies in our competitive set. The special incentive payments earned by our NEOs for fiscal 2009 are disclosed in the Summary Compensation Table under the “Bonus” column.

As an acknowledgement of continuing economic challenges and consumer uncertainty, the executive officers, which includes our NEOs, elected to forego the annual salary increase that would have occurred in the July 2009 annual merit cycle. There were no increases in other rewards for the executive officers designed to offset the decision to maintain current salary levels.

We made several changes to our Total Rewards Program to better align it with competitive and evolving best practices in corporate governance.

•

In December 2008, the Committee approved a policy to require officers to repay performance-based compensation to the Company if the officer knowingly engaged in a fraud that results in a material financial restatement. Performance-based compensation subject to this policy includes annual incentive awards, PSUs, and gains on stock option exercises.

•

Effective for awards granted after May 25, 2009, we will not pay dividends on equity awards that are unvested; instead, these dividends will be accrued and only paid when the shares underlying the award are earned and vested.

•

We redesigned our PSU program for grants made after May 31, 2009 by changing the performance goals so that they are based on sales growth and diluted net earnings per share growth, with each given equal weight, and are also based on aggregate diluted net performance over a three-year period, rather than on year by year performance during a five year period. The impact of the RARE acquisition on sales growth and diluted net earnings per share growth will be included in the performance calculation going forward.

•

In order to conform to what the Company believes are current best practices for executive change of control severance agreements by comparable companies, our Board approved a revised standard form of management continuity agreement (“MCA”) in July 2009 that we anticipate executing with our executive officers in due course. The revised form eliminates a provision in our current MCA that permitted executives to resign voluntarily during a 30-day period following the first anniversary of a change of control and receive severance compensation, and instead has a “double trigger” in which an executive would receive payouts following a change of control only if the executive lost his or her job, or resigned for “good reason” such as a substantial diminution of job duties within 24 months following the change of control. The revised form also eliminates the so-called “golden parachute” excise tax gross-up provision; updates the definition of “change of control” to mean certain specific and objective events that the Committee determined would result in an actual transfer of control of the Company; reduces the bonus component of severance payments from the highest bonus paid to the executive in the three years prior to the change of control to the average bonus paid to the executive in the three years prior to the change of control; and eliminates severance benefits for terminations of employment after the second anniversary of a change of control.

•

The Committee approved new forms of stock option and PSU award agreements to revise the definition of “change of control” in a manner consistent with the revised form of MCA, so that accelerated vesting under future awards will be contingent on the occurrence of a “double trigger.”

This Compensation Discussion and Analysis describes important principles and the process used by our Committee to determine each element of the total rewards of NEOs and should be read in conjunction with the compensation tables and accompanying narratives included below. For your reference, we have included a Glossary of Terms as Appendix A.

The remainder of this Compensation Discussion and Analysis is organized as follows:

•	Overview of the Company’s Named Executive Officers

•	Our Talent Management Framework

•	Our Total Rewards Philosophy

•	Our Decision Making Process

•	Pay for Performance

•	Elements of the Total Rewards Program

•	Companies in our Peer Group

•	Other Information

•	Agreements

•	Stock Ownership Guidelines

•	Recoupment and Forfeiture of Compensation

•	Policy on Granting Equity Awards

Overview of the Company’s Named Executive Officers

The NEOs in this proxy statement include:

•

Clarence Otis, Jr., Chief Executive Officer (“CEO”) since November 2004 and Chairman of the Board since November 2005, has been with the Company for 14 years, following 11 years of experience in the financial services industry;

•

Andrew H. Madsen, President and Chief Operating Officer (“COO”) since November 2004, has been with the Company for 11 years, following 17 years of consumer marketing and general management experience, including 13 years with General Mills, Inc., our former parent company;

•	C. Bradford Richmond, Senior Vice President and Chief Financial Officer (“CFO”) since December 2006, has been with the Company for 27 years;

•	David T. Pickens, President of Olive Garden since December 2004, has been with the Company for 36 years; and

•	Kim A. Lopdrup, President of Red Lobster since May 2004, has been with the Company for 6 years, following more than 17 years in the restaurant industry.

Our Talent Management Framework

Our talent management philosophy is based on our business strategy—winning financially, by delivering competitively superior financial performance, and being a special place, a company where our employees have an opportunity to fulfill their professional and personal dreams. Our talent management philosophy shapes our framework for evaluating performance and assessing leadership potential. This framework seeks to align individual performance objectives to the Company’s business strategy. And in addressing not only business results, but also leadership behaviors, it recognizes that achieving strategic success requires building an appropriate culture. This talent management framework facilitates the payment of our employees based on performance.

Our Total Rewards Philosophy

Our total rewards philosophy reflects and supports our talent management philosophy and framework. We seek to design and deliver total reward programs that enable us to attract well-qualified executives at all levels, and to motivate and reward them for business results and leadership behaviors that drive our business strategy.

•

Incentive Compensation is Aligned with Performance: Total direct compensation (salary, annual incentives, and long-term incentives) is structured so that at least three-quarters of its total value at target is attributable to Company and individual performance for senior officers.

•

Incentive Opportunities Drive Business Strategy of Creating a Competitively Strong Company: Our Total Rewards Program in general—and our incentive opportunities in particular—are designed to meet our goals of winning financially and creating a strong culture. More specifically, our incentive opportunities are designed to drive sustained strong profitable sales growth and top quartile S&P 500 total shareholder return. They are also designed to facilitate achieving results the right way—which means doing so while practicing leadership behaviors that contribute to making the Company a special place.

•

External Competitiveness Balanced with Internal Equity to Attract, Develop and Retain Superior Talent: Our passion for attracting, developing and retaining competitively superior leaders has driven our business success. Our reward programs support this commitment by reinforcing that ours is both a highly competitive and internally equitable culture.

•

Reward Decisions Guided by Responsibility to Our Shareholders: We are committed to high standards of ethical behavior and corporate governance that are consistent with fair treatment of our shareholders and, as a result, seek to align our total rewards with shareholder interests.

Our Decision Making Process

Our Committee is comprised solely of independent members of the Board. The Committee regularly reviews each element of our Total Rewards Program and annually reviews the details of each senior officer’s compensation. The Committee also determines total reward packages for new senior officers before they are hired. All rewards are measured in the context of our total rewards philosophy. The Committee considers input from its independent consultant throughout this process.

With input from its independent consultant, the Committee regularly reviews market reward levels to determine if the rewards for our officers remain at the targeted levels and makes adjustments when appropriate. This assessment includes evaluation of our Total Rewards Program against a peer group of companies. The Committee assesses the data by reviewing positions with comparable complexity and scope of responsibility to the positions at our Company.

The Committee is responsible for reviewing all rewards paid to our senior officers and for approving the awards to our senior officers, except our CEO and COO whose awards are approved by the independent directors of the Board, based on recommendations by the Committee.

The CEO provides the Committee with his assessment of the performance of the other senior officers and his compensation recommendations. The Committee, with the CEO present, discusses each senior officer’s performance in detail, including how the CEO’s recommendations compare to the peer group and to the compensation levels of the other senior officers. The Committee then approves or modifies the CEOs recommendations. The CEO does not participate in Committee decision-making regarding his own compensation and is excused from those portions of the meetings during which his compensation is discussed.

Currently, the Committee has engaged Towers Perrin as its consultant. By the terms of its charter, only the Committee may retain or dismiss advisors and consultants and approve their compensation. These advisors and consultants report directly to the Committee. The Company is responsible for the cost of the Committee’s consultants and supports their work. Towers Perrin may communicate with our employees as necessary, but Towers Perrin may not perform work for the Company other than for our Committee. The key responsibilities of the Committee’s consultant are to:

•	Inform the Committee of current market trends;

•	Provide external benchmarking data on executive total reward levels and programs;

•	Advise the Committee of the appropriateness of executive rewards or actions under consideration; and

•	Advise the Committee of legal and regulatory requirements that may affect executive rewards and reward programs.

Pay for Performance

Between 75 percent and 85 percent of total direct compensation, at target performance, for our NEOs for fiscal 2009 is directly tied to performance, as follows:

Only base salary, health benefits and certain perquisites do not vary annually based on company performance. Incentive compensation is based on both Company and individual performance as described below.

Company Performance.

Our incentive programs reward different aspects of Company performance. The table below presents each of the quantitative measures of Company performance used under the performance-based elements of our incentive compensation programs, the reasons why we selected them, and the elements of rewards in which each measure is used. The Committee approves all performance-based targets based on specific business objectives.

Performance measure	Why the measure was selected	MIP	Performance Stock Unit		Stock Options	FlexComp Match
			Fiscal 2009	Fiscal 2010
EPS	MIP awards are determined primarily based on annual earnings per share, with a weighting of 70%. Under the PSU for the upcoming fiscal 2010, earnings per share is weighted 50% and is measured over three years.	X		X		X
Sales Growth	MIP awards are based 30% on sales. PSUs tied to fiscal 2009 performance were forfeited because the minimum threshold level of sales growth was not met. Under the PSU for the upcoming fiscal 2010, sales growth is weighted 50% and is measured over three years.	X	X	X
New Restaurant Return on Gross Investment (ROGI)	In determining where to open new restaurants or whether to relocate an existing restaurant, the Company calculates the minimum return that is required before deciding to open or relocate the restaurant. Although the target level of ROGI performance was met, PSUs tied to fiscal 2009 performance were forfeited because the minimum threshold level of sales growth was not met.		X
Restaurant Guest Counts	FlexComp is the retirement and savings program for all salaried employees whose cash compensation exceeded $105,000 in 2008 (determined by the IRS in the definition of “highly compensated employee”). The Company contribution to an employee’s account is determined based on Company performance, including change in guest counts at our restaurants.					X
Share Price	Tying awards to the price of our stock directly aligns the incentives for our officers with our shareholders’ interest in increasing the value of their investment.		X	X	X

Individual Performance.

Individual performance ratings are based on both the achievement of specific annual objectives (the “what”) and the leadership behaviors the individual demonstrated in achieving the objectives (the “how”). Annual objectives are based on unique contributions an individual is expected to make to the Company as a result of his or her position, expertise and experience. An individual’s objectives fall into four categories—financial, guest, employee and process excellence—and these drive sixty percent of our officers’ individual performance ratings.

Forty percent of our officers’ individual performance ratings are based on how the officer accomplished his or her objectives as determined by an assessment of the officer’s behavior against a set of critical behaviors and skills linked to job success, career growth, and business success. Our leadership behaviors fall into four categories—people leadership, personal leadership, business leadership, and results leadership—and are evaluated by the employee’s manager on a five-point scale.

In determining the fiscal 2009 individual performance rating for our CEO, the Committee reviewed the results of a CEO performance assessment in executive session. The Committee also reviewed a summary prepared by our CEO of his accomplishments. In addition, the independent directors of the Board reviewed and approved the individual performance ratings of our CEO and COO.

Elements of the Total Rewards Program

Our Total Rewards Program for officers is comprised of base salary, annual incentive, long-term incentive, perquisites, and retirement, savings and non-qualified deferred compensation plans. Our NEOs also are eligible to participate in the health benefits available to our salaried employees based in the United States. In the table below, we describe each element in the Total Rewards Program for our officers, why we provide each element, how we determine the amount, and what each element is intended to reward:

Total Reward Element	Why we provide it	How we determine the amount	What it rewards
Base Salary	To provide a competitive level of fixed income based on: Size, scope and complexity of the individual’s role Relative position compared to market pay information	Approximately at the median of compensation peer group of companies	Individual level of experience and responsibility

Annual Incentive—MIP

To provide performance-based pay for annual performance

Company performance measures:
EPS growth for corporate officers and operating profit growth for concept presidents (70%) and sales growth (30%).

Company rating is determined based solely on Darden performance for NEOs other than concept presidents, whose company ratings are based on both restaurant concept results (80%) and Darden results (20%).

		Performance based: Awards range from zero to above median for compensation peer group for company and individual performance	Company performance and individual performance

Total Reward Element	Why we provide it	How we determine the amount	What it rewards
Long-term Incentives

To drive value creation for shareholders over the long-term

Provides at-risk performance pay opportunity for long-term performance

A combination of performance stock units (1/3 of LTI value) and options

(2/3 of LTI value) for officers

		Performance based: Awards range from zero to above median for compensation peer group	Rewards overall company performance
Stock Options	To drive competitively superior total shareholder return over the long-term (10 years)
Performance Stock Units	To drive sales and EPS growth over intermediate term (3 – 5 years)

Perquisites

To provide competitive officer perquisites and to deliver value to officers beyond the cash equivalent value of the benefit delivered

All of our NEOs receive an annual physical examination, and a limited allowance toward a company car and financial counseling.

		Approximately at the median of compensation peer group of companies	To reinforce our culture as a special place to be

Retirement and Health Benefits

To provide competitive retirement savings and health benefits to our employees

Our NEOs participate in the same benefit plans made available to our salaried US employees who meet the IRS definition of highly compensated employee ($105,000 for 2008 and $110,000 for 2009)

		Median of compensation peer group of companies	To provide a level of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income based on years of service and Company performance

We describe each element of our Total Rewards Program in more detail below.

Base salary.

The Committee annually reviews base salaries for our NEOs. In setting base salary levels, the Committee takes into account the external market (what our peer companies pay for similar positions), individual performance, internal pay equity, and the effect of salary expenses on our business plan.

In fiscal 2008, the Committee evaluated base salaries based on an in-depth market review conducted by Towers Perrin that reflected the Company’s peer group approved by the Committee. The Committee evaluated the salary ranges for each NEO, and increased the ranges for the CEO and CFO positions as they were below the market median for these positions at companies in our peer group and companies of comparable size in the restaurant industry group.

The Committee then reviewed actual salary levels against these new salary target ranges and determined the fiscal 2009 base salary increases that are reflected for the NEOs in the Summary Compensation Table. In determining these salary adjustments, the Committee considered where each NEO’s salary fell within the respective base salary target range and the individual performance rating based on recommendations from the CEO (except in the case of the CEO and COO, where the independent directors determined the performance rating).

Our executive officers, which include our NEOs, elected to forego any increase to their salaries in the annual merit cycle that would have occurred in July 2009 as an acknowledgement of continuing economic challenges.

Annual Incentive Awards.

Our management employees in restaurant support functions, including our NEOs, have an opportunity to earn an annual cash incentive award. Each annual incentive award under the MIP is determined by multiplying the NEO’s base salary by the NEO’s “Normal Incentive Percent” (60 percent – 80 percent) and by the “Company Performance Rating” and the “Individual Performance Rating”, as shown below:

MIP Award (Annual Incentive)

Base Salary	x	Normal Incentive Percent	x	Company Performance Rating	x	Individual Performance Rating	=	MIP Award (annual cash bonus)

Annual incentive awards under the MIP can vary greatly from year to year based on the Company Performance Rating, which can range from 0.00 to 2.00, and the Individual Performance Rating, which can range from 0.00 to 1.50. As discussed below, the MIP establishes a maximum award, which is adjusted downward based on these ratings.

The NEO’s Normal Incentive Percent is determined by the Committee based on the NEO’s level of responsibility and external market data provided by Towers Perrin. The fiscal 2009 target, minimum and maximum opportunities for each of the NEOs, expressed as a percentage of annual base salary earned in fiscal 2009, were as follows:

Named Executive Officer	Target	Minimum	Maximum
Clarence Otis, Jr.	146%	0%	240%
Andrew H. Madsen	118%	0%	195%
C. Bradford Richmond	109%	0%	180%
David T. Pickens	109%	0%	180%
Kim A. Lopdrup	109%	0%	180%

The Individual Performance Ratings for our NEOs are approved by the Committee, and in the case of the CEO and COO, by the members of the Board who are independent, as further described in “Pay for Performance—Individual Performance.”

The Company Performance Ratings are determined by achievement against performance goals established by the Committee at the beginning of the fiscal year. The goals for our restaurant concepts for fiscal 2009 were based on operating profit and sales growth, and, for the Company overall, were based on sales growth and diluted net earnings per share from continuing operations.

Fiscal 2009 corporate and restaurant concept weightings for the performance measures applicable to the NEOs were as follows:

Performance Metric	Weighting
Corporate
• Diluted Net Earnings Per Share	70%
• Sales Growth	30%

Restaurant Concepts—Olive Garden and Red Lobster
• Operating Profit	70%
• Sales Growth	30%

The annual incentive plan as applied to restaurant concept executives is based on both their respective restaurant concept results and on overall Company results. As a result, 80 percent of each participating restaurant concept executive’s annual incentive is based on the performance of his or her restaurant concept and 20 percent is based on the Company’s overall performance. Accordingly, Mr. Pickens and Mr. Lopdrup received annual incentive award opportunities for fiscal 2009 largely based on the performance of their respective restaurant concepts, Olive Garden and Red Lobster.

The MIP requires that the Company have consolidated net earnings for the fiscal year. Assuming that condition is satisfied the Committee has the discretion to establish the elements used to determine annual incentive awards and payments, if any, to be made with respect to such awards, subject to certain limitations. The maximum awards payable with respect to any plan year to any participant in the MIP may not exceed two tenths of one percent (0.2 percent) of the Company’s annual sales for such year. The Committee determines awards after considering such matters as it deems relevant. In general, the Committee has evaluated the Company’s performance on the basis of continuing operations, excluding certain acquisition and integration costs and purchase accounting adjustments.

The Committee established MIP goals for fiscal 2009 based on the fiscal 2009 operating plan and budget reviewed by the Board. Accordingly, if performance at the conclusion of fiscal 2009 had matched the expected performance expected at the beginning of that year, the NEOs would have received target level bonuses.

For fiscal 2009, our target goals for the Company overall were sales growth of 15.0 percent and adjusted diluted net earnings per share growth from continuing operations of 12.3 percent (excluding acquisition and integration costs and purchase accounting adjustments related to our acquisition of RARE). In each case, the target goals for the Company and for restaurant concepts established by the Committee for fiscal 2009 assumed the achievement of financial and individual performance at levels that were considered challenging, competitively superior and aligned with our performance orientation.

During its regular June 2009 meeting, as required by the MIP, the Committee evaluated Company performance for fiscal 2009 and approved the Company Performance Ratings. The Company Performance Rating for fiscal 2009 was calculated and based on the Company’s sales growth of 8.9 percent and adjusted diluted net earnings per share growth from continuing operations of 0.4 percent (excluding acquisition and integration costs and purchase accounting adjustments). Since the Company’s performance in fiscal 2009 was below expectations, the overall Company Performance Rating for the year was below target. Results for Olive Garden and Red Lobster were also below expectations, and therefore these restaurant concept-based Company Performance Ratings were also below target. The Committee believes that these outcomes and past experience with particular targets suggest it is approving high performance targets with an appropriate level of difficulty and not targets that are merely modest where achievement is relatively assured.

The amounts earned by our NEOs under the MIP for fiscal 2009 are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

One-Time Special Incentive Opportunity for Fiscal 2009.

To motivate and reward our salaried corporate employees, including our NEOs, to maintain the competitively superior financial performance in the second half of our fiscal year that the Company had achieved in the first half of the fiscal year, in December 2008 the Committee approved a one-time special incentive opportunity under our MIP. In June 2009, the Committee exercised its discretion to approve a special award equal to 0.50 added to the Company Performance Rating component of the annual incentive awards granted under the MIP for fiscal 2009. This special incentive award was made because we achieved a positive gap of 4.2 percentage points for fiscal 2009 same-restaurant sales compared to the average (as measured by the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding the Company) for companies in our competitive set. Our combined same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 1.4 percentage points in fiscal 2009 compared to fiscal 2008 (excluding the additional 53rd week in fiscal 2009), while the average same-restaurant sales of our competitive set was down 5.6 percentage points for the same period, as measured by the Knapp-Track™ benchmark. The special incentive payments earned by our NEOs for fiscal 2009 are disclosed in the Summary Compensation Table under the “Bonus” column.

Long-term Incentives.

In keeping with our objective of winning financially—delivering performance that is consistently, competitively superior to our industry and building value for shareholders over the long-term—a significant portion of each NEO’s total rewards opportunity is provided through long-term incentive (“LTI”) grants made pursuant to the MIP, and, in the case of equity grants, our 2002 Stock Incentive Plan (the “2002 Plan”).

Grants are made annually in July after the end of our fiscal year. LTIs for our officers are currently delivered two-thirds in stock options and one-third in PSUs. This mix of options and PSUs supports our pay-for-performance objective by tying vested awards to stock price appreciation and, in the case of PSUs, the achievement of financial metrics that are key drivers of long-term shareholder value creation. The LTI grants for fiscal 2009 (made in July 2008) for the NEOs are included in the table entitled “Grants of Plan-Based Awards for Fiscal 2009.”

A market study by Towers Perrin provided to the Committee indicated that the target equity award levels for our CEO and CFO positions were significantly below market for similar positions. Accordingly, the value of the fiscal 2009 LTI was adjusted upward for the CEO and the CFO to better align with the market. The study also indicated that the target equity award levels for the other NEOs were in line with the market for similar positions; therefore, these values were not changed for the fiscal 2009 awards.

Stock options have an exercise price equal to the closing price of our common stock on the grant date and typically have a term of ten years and vest 50 percent in year three and 50 percent in year four. Our policies and practices on stock option grants, including the timing of grants and how we determine exercise prices, are described below in the section entitled “Other Information.”

Our PSU program is designed to reward our leaders for sales growth and diluted net earnings per share growth that creates long-term shareholder value consistent with top quartile S&P 500 performance.

The Committee generally determines the actual number of PSUs to be awarded by multiplying the target number of PSUs by the level of achievement of the competitively superior goals established by the Committee for each fiscal year. The value of the PSU award earned is equal to the number of PSUs earned times our stock price on the vesting date.

For PSUs granted in June 2006, July 2007, and July 2008, the PSU program had a five-year time horizon. At the beginning of each five-year performance cycle the Committee set targets for sales growth. Each year, prior to the amendments described below, one-fifth of the number of PSUs granted were either earned or forfeited based on targets for sales growth (adjusted as described below) and return on gross investment for new and relocated restaurants (“ROGI”) as detailed below. The number of PSUs that were earned, if any, following the end of the fiscal year was targeted at 20 percent of the grant. At the end of the fiscal year, officers earned from 0 percent—150 percent of the annual target based on the sales growth and ROGI achieved.

The PSUs granted from 2006 to 2008, prior to the amendments described below, each vested for each performance year in accordance with the following formula:

Vesting Percentage = 5 x (Sales Growth x Sales Multiple x ROGI Multiple)

Under this formula:

•

“Sales Growth” was the amount of the percentage growth in the Company’s total sales, as determined by the Company. In this case, because fiscal 2008 only included sales of LongHorn Steakhouse and The Capital Grille from October 1, 2007 (the date we acquired RARE) through May 25, 2008, while fiscal 2009 included sales from these concepts for the entire fiscal year, the Company adjusted the sales growth results to exclude sales from LongHorn Steakhouse and The Capital Grille so an increase in sales would not occur merely because the Company owned these concepts for a longer period in fiscal 2009 (this revised figure being referred to as “adjusted sales growth”).

•

The “Sales Multiple” was a function of adjusted sales growth. Each award agreement included a table indicating the Sales Multiple that would be generated by six different levels of Sales Growth, which after giving effect to the adjustment described above, produced the adjusted sales growth target intervals as shown below.

•

“ROGI Multiple” was a function of the “ROGI in Excess of ROGI Hurdle” and the “ROGI Hurdle” was the target or “hurdle” ROGI rate that was set each year by the Company. Under these award agreements, the ROGI Multiple was 0.75 if ROGI in Excess of Hurdle was -1.00 percent or less; 1.00 if ROGI in Excess of Hurdle was -0.99 percent to 0.99 percent; or 1.25 if ROGI in Excess of ROGI Hurdle was 1.00 percent or greater.

For these PSU awards, for fiscal 2009 the Sales Multiple was determined as follows:

Adjusted Sales Growth	Sales Multiple
Less than 3.10%	0
3.10% to 6.09%	2.00
6.10% to 7.09%	2.25
7.10% to 8.09%	2.50
8.10% to 9.09%	2.75
9.10% or Greater	3.00

Our adjusted sales growth for fiscal 2009 was 1.5 percent, which was less than the minimum target adjusted sales growth of 3.1 percent. As a result, the Sales Multiple was zero, and the Vesting Percentage was likewise zero; despite Company results that outperformed our industry, no PSUs vested in 2009 for any PSU grants made from 2006 to 2008. In other words, 20 percent of the PSUs granted to officers in June 2006, July 2007 and July 2008 were forfeited.

•	Significant changes made since the beginning of fiscal 2009

During fiscal 2009, the Committee reviewed the PSU program due to significant concerns relating to market and economic volatility and whether the program design sufficiently aligned reward with competitively superior performance. In June 2009, the Committee made changes to the PSU program to reduce its complexity and to better align the program with the external market, our pay for performance culture, and our business strategy. The redesigned PSU program rewards sales growth and diluted net earnings per share growth that creates long-term shareholder value by emphasizing sales growth and diluted net earnings per share growth (each weighted 50 percent), and three-year Company performance related to sales targets and earnings targets, rather than five-year vesting based on sales and return on gross investment that was used previously.

Under the new PSU program, our officers continue to receive a PSU grant equal to one-third of their annual LTI award. At the end of the three-year period, PSUs are either earned or forfeited based on achieving sales growth and diluted net earnings per share growth goals over the three-year period. The value of the PSU award earned is equal to the number of PSUs earned times our stock price on the vesting date. This value is paid to the officer in cash.

PSU awards are earned based on how the Company performs relative to sales growth and diluted net earnings per share goals, weighted equally. If the Company achieves our targeted goal levels, which the Committee establishes annually and are consistent with our MIP, 100 percent of the PSU grant will be earned. The Committee generally determines the actual number of PSUs to be awarded and paid out in cash for the three-year performance cycle by multiplying the target number of PSUs by the average level of achievement of the goals established annually during the three years of the performance period, plus an additional cash amount equal to the dollar value of the dividends that would have accrued (without compounding) on the actual award. Actual awards (excluding dividends) may range from 0 percent to 150 percent of the targeted incentive. Dividend equivalents will not be paid on unvested PSUs.

In addition, PSU awards provided for the potential for pro-rata vesting for early retirement (after attainment of age 55 with 10 years of service); involuntary termination of employment after an individual’s age and service is at least equal to 70 years; or disability; and for full vesting if an individual is terminated involuntarily without cause or voluntarily terminates with good reason within two years following a change of control of the Company.

•	Transition of unvested outstanding Performance Stock Units

A portion of the PSUs that were granted from 2006 to 2008 have not yet been earned or forfeited (i.e., 40 percent of the PSUs granted in June 2006, 60 percent of the PSUs granted in July 2007 and 80 percent of the PSUs granted in July 2008). In July 2009, the Committee approved amendments to the award agreements with PSU holders (including our executive officers) to conform the vesting and performance measure provisions in those agreements to those in the Company’s modified PSU program described above. As amended, these PSUs will retain their current vesting target of 20 percent each year, but each year, 0 percent—30 percent of these PSUs (0 percent—150 percent of the 20 percent target) will be paid to PSU holders based on the Company’s achievement of sales growth and diluted net earnings per share growth targets, weighted equally.

Perquisites.

We provide limited perquisites to our NEOs. These perquisites include an annual physical examination, and a limited allowance toward a company car and financial counseling. In certain circumstances, our NEOs may have access to Company aircraft to attend board meetings of other companies on which they serve as directors, and in other limited situations for a business-related purpose that may be characterized as personal use, for which income will be imputed to, and tax will be owed by, the NEO. In these situations, we will gross-up the NEO for taxes due on the value of this travel. For fiscal 2009, these tax gross-up payments did not exceed $12,298 to any individual NEO. We do not provide executive medical, health or insurance programs. Our officers participate in the broad-based health and insurance plans available to our employees in general.

Retirement, Savings and Non-Qualified Deferred Compensation Plans.

Qualified Retirement Plans. None of our NEOs are currently active participants in qualified retirement plans sponsored by us. Until May 1995, however, when we were a wholly owned subsidiary of General Mills, Inc. and were known as General Mills Restaurants, Inc. (“GMRI”), certain of our NEOs participated in qualified retirement plans sponsored by GMRI. Prior to May 31, 1994, certain of our NEOs participated in GMRI’s qualified defined benefit retirement plan. Following our spin-off from General Mills in May 1995, the GMRI Retirement Income Plan became our Retirement Income Plan to be funded from a pension trust maintained by us. Therefore, certain of our NEOs will receive benefits under Retirement Income Plan upon retirement, as reported in the Pension Benefits Table.

Qualified Darden Savings Plans. The Darden Savings Plan is the Company’s qualified savings plan and provides eligible employees with automatic savings through payroll deduction, Company matching contributions, deferral of income through before-tax contributions, and a choice of investment funds. Mr. Richmond and Mr. Pickens participated in the Darden Savings Plan prior to the implementation of the FlexComp Plan and have vested benefits in the Darden Savings Plan as of May 31, 2009 of $153,927 and $23,113, respectively.

Non-Qualified Deferred Compensation Plans. Our NEOs, who are not eligible to participate in Darden’s qualified plans, participate in the non-qualified FlexComp Plan. The FlexComp Plan allows participants to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on a date in the future, but in all events distributions are made following separation from employment. Distributions are normally made in the form of a single sum cash payment. Participants may also elect to be paid in the form of 5-year or 10-year installment payments. We also make contributions for employees who participate in the FlexComp Plan (including our NEOs). These contributions provide benefits in place of our qualified retirement and savings plans. These

Company contributions consist of two components: a matching contribution ranging from 1.5 percent to 7.2 percent of the employee’s annual cash compensation that is based on Company performance, and a fixed amount. The fixed amount for our CEO, Mr. Otis, is 4 percent of his annual cash compensation. For Mr. Madsen, Mr. Richmond, and Mr. Pickens who were hired before June 25, 2000, the fixed contribution is based on age and years of service and ranges from 10 percent to 15 percent of annual cash compensation. Mr. Lopdrup, who was hired after June 25, 2000, receives a fixed contribution for this component of 4 percent of his annual cash compensation. Annual cash compensation is the employee’s base salary plus annual cash incentive earned during the fiscal year. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The Company contributions for the NEOs in fiscal 2009 are shown in the “All Other Compensation” column of the Summary Compensation Table.

Companies in our Peer Group

Our Compensation Peer Group

To assure that our Total Rewards Program is appropriately competitive in the labor marketplace, the Committee, with the assistance of management and Towers Perrin, compares our total reward levels to the total reward levels of peer companies. The Committee periodically reviews this group to ensure that it is still an appropriate group for comparison purposes. These companies were proposed by the Committee’s independent consultant and selected because they represent companies in hospitality and service industries with which we compete for executive talent. These companies were selected because we share many criteria, including but not limited to, annual revenues, similar geographic dispersion and workforce demographics, brand equity, company culture and financial performance. The Committee’s independent consultant uses regression analysis to take into account the different sizes of the companies. Currently, our peer group consists of the following companies:

Compensation Peer Group Companies—Towers Perrin Custom Group

Ann Taylor	InterContinental Hotels Group	Starwood Hotels & Resorts
Arby’s Restaurant Group	J.C. Penney Company, Inc.	Tiffany & Co.
Blockbuster, Inc.	Jack-in-the-Box, Inc.	Wendy’s International, Inc.
Bob Evans Farms	Kohl’s Corp.	Whole Food Market, Inc.
Burger King Holdings	Limited Brands, Inc.	Williams-Sonoma, Inc.
Foot Locker, Inc.	Marriott International, Inc.	Wyndham Worldwide Corp.
Gap, Inc.	McDonald’s Corp.	Yum! Brands, Inc.
Hilton Hotels Corp	Sports Authority	Zale Corp.
Host Hotels & Resorts, Inc.	Staples, Inc.
Hyatt Hotels	Starbucks Corp.

The Committee also considers data on restaurant concepts with revenues exceeding $2 billion that participate in a survey conducted by the Chain Restaurant Compensation Association. The survey provides base salary and short-term and long-term incentive information for restaurant companies. The restaurant concepts with revenues exceeding $2 billion that participated in the survey are listed below:

Compensation Peer Group Companies—Chain Restaurant Compensation Association Survey

Applebee’s International	Dave & Buster’s	P.F. Chang’s China Bistro
Benihana	Famous Dave’s of America	Planet Hollywood
Boddie-Noell Enterprises	Grill Concepts	Real Mex Restaurants
Bravo! Development	Hooters of America	Restaurants Unlimited
Brinker International	Legal Seafood	Rock Bottom Restaurants
BUCA	Logan’s Roadhouse	Ruby Tuesday
Buffets	Macayo Restaurants	Ruth’s Chris Steak House
Carlson Worldwide	Metromedia Restaurant Group	The Briad Group
Cheddar’s Restaurants	Morton’s Restaurant Group	Thomas & King
Cheesecake Factory	O’Charley’s	Uno Restaurant Holding

Our Performance Peer Group

In addition to the S&P 500, we benchmark our restaurant performance using the Knapp-Track™ index. The index provides information for same-restaurant sales and same-restaurant guest counts. A list of the full-service restaurant concepts that comprise the Knapp-Track™ index is shown below:

Companies that comprise the Knapp-Track™ Benchmark

Abuelo’s Mexican Food Embassy	Don Pablo’s	Olive Garden
Acapulco	El Chico	On The Border
Applebee’s International	El Torito	Outback Steakhouse
Benihana	Good Eats	P.F. Chang’s China Bistro
Bertucci’s	Hard Rock Café	Red Lobster
BJ’s	Harry’s Seafood Bar and Grill	Red Robin
Black-Eyed Pea	Hooters	Rock Bottom Restaurants
Bucca di Beppo	Hops Grillhouse and Brewery	Ruby Tuesday
Bugaboo Grill Steakhouse	Lone Star Steakhouse and Saloon	Shell’s
Cantina Laredo	LongHorn Steakhouse	Silver Diner
Carrabba’s	Macaroni Grill	Smokey Bones
Charlie Brown’s Steakhouse	Maggiano’s	Spaghetti Warehouse
Chevy’s	Mimi’s Café	Texas Land and Cattle
Chili’s	Ninety-Nine Restaurants	TGI Friday’s
Dave & Buster’s	O’Charley’s	Tony Roma’s
	Old Chicago	Uno Chicago

Other Information

Agreements.

We do not have formal severance agreements or employment agreements with our NEOs, other than the MCAs, which are limited to a change of control of the Company. In the event the Company is considering a change of control transaction the intent of our MCAs is that the employees involved in managing the Company through such a transaction are focused on the interests of our shareholders. In July 2009, the Board approved a revised standard form of our MCA that we anticipate executing with our executive officers in due course. Our MCAs are described in more detail in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Stock Ownership Guidelines.

In keeping with our objective of aligning our managers’ interests with our shareholders’ interests, we require our officers to hold stock in our Company. Our officers are required to own equity equal in value to a multiple of their salaries. We include the following items in the officer’s equity holdings for this purpose: registered shares, restricted stock, PSUs, the value of vested stock options, and Darden stock or equivalents held under Darden’s retirement plans.

The multiples of salary vary based on the officer’s level of responsibility. Our CEO is required to hold stock in our Company equal in value to six times his salary. Our other NEOs are required to hold stock in our Company equal in value to either three, or four and a half, times his salary.

All executive officers, including the CEO, generally must meet these levels within seven years of attaining their position, according to the following schedule: 10 percent of the stock ownership goal attained in year 1, 20 percent in year 2, 30 percent in year 3, 40 percent in year 4, 60 percent in year 5, 80 percent in year 6, and 100 percent in year 7. Each year, the Committee reviews officer ownership levels. At this time, our NEOs all meet or exceed their share ownership requirement.

Policy on Granting Equity Awards.

Our equity awards granting policy provides that annual incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in our fiscal month of July. Stock option grants under our Bonus Option Replacement Program, where employees may elect to receive stock options in lieu of a portion of their bonus, are made on the last Wednesday in our fiscal month of July, except in the case of our directors of operations where grants are made on the last day of each fiscal quarter on which the NYSE is open for trading. Any other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on such date as the Committee, the Board or authorized individual approving the award may determine. The grant date for equity awards is never a date prior to approval. The exercise price of stock options granted is the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE. All equity awards granted during fiscal 2009 were consistent with this policy.

Recoupment and Forfeiture of Compensation.

Officers are required to repay performance-based rewards to the Company if the officer knowingly engaged in a fraud that results in a material financial restatement. Performance-based rewards include annual incentive awards, PSU awards and gains on stock option exercises. These provisions apply to a larger group of employees than the statutory recoupment provisions under Section 302 of the Sarbanes-Oxley Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 31, 2009, May 25, 2008, and May 27, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(1)	Total
Clarence Otis, Jr.	2009	992,146	498,100	449,455	2,103,096	657,400	0	313,404	5,013,601
Chairman and Chief	2008	922,327	0	1,192,865	1,711,593	972,500	0	301,458	5,100,743
Executive Officer	2007	891,138	0	439,661	1,444,740	815,400	0	264,827	3,855,766

Andrew H. Madsen	2009	807,640	328,800	366,581	1,489,996	434,000	0	394,624	3,821,641
President and Chief	2008	731,362	0	957,118	1,323,953	742,800	0	412,497	4,167,730
Operating Officer	2007	727,624	0	323,065	1,148,950	622,100	0	356,548	3,178,287

C. Bradford Richmond	2009	445,231	167,300	50,115	477,819	220,800	0	163,082	1,524,347
Senior Vice President and	2008	412,020	0	252,263	354,279	386,700	0	155,134	1,560,396
Chief Financial Officer	2007	333,595	0	96,937	262,823	227,900	0	118,467	1,039,722

David T. Pickens	2009	538,034	212,700	174,302	731,115	389,600	0	260,156	2,305,906
Senior Vice President and	2008	489,304	0	458,552	650,897	494,200	0	234,487	2,327,440
President Olive Garden	2007	409,217	0	162,251	554,938	393,900	0	235,776	1,756,082

Kim A. Lopdrup(7)	2009	522,885	203,900	184,648	657,665	272,400	0	132,005	1,973,503
Senior Vice President and President Red Lobster

(1)	Amounts reflect the actual base salary and incentive payments earned by the NEO in fiscal 2009, fiscal 2008 and fiscal 2007, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table. The “Salary” column also includes cash paid in lieu of accrued vacation cash-in. Employees, including the NEOs, have the opportunity to receive cash payments for the value of any accrued but unused vacation. Beginning June 1, 2009, our officers, including the NEOs, no longer are eligible for the vacation cash-in program. The salary amounts for the prior years have been adjusted to include vacation cash-in payments if applicable.

(2)

The Company made variable incentive payments for fiscal 2009, fiscal 2008 and fiscal 2007 based on achieving performance metrics that were established under the Company’s MIP. These incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of this table. The amounts in the “Bonus” column consist of a special incentive opportunity award under the MIP. To motivate and reward our salaried corporate employees, including our NEOs, to maintain the competitively superior financial performance in the second half of our fiscal year that the Company achieved in the first half of the fiscal year, in December 2008 the Committee approved a special one-time incentive opportunity under our MIP. In June 2009, the Committee exercised its discretion to approve a special award equal to 0.50 added to the Company Performance Rating component of the annual incentive awards granted under the MIP for fiscal 2009. This special incentive award was made because we achieved a positive gap of 4.2 percentage points for fiscal 2009 same-restaurant sales compared to the average (as measured by the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding the Company) for companies in our competitive set.

(3)	Amounts in these columns reflect the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal years ended May 31, 2009, May 25, 2008 and May 27, 2007, in accordance with SFAS No. 123(R) and include amounts from awards granted in and prior to fiscal 2009. The accounting expense is influenced by retirement eligibility and the current probability of meeting or exceeding performance targets. The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2009 Annual Report to Shareholders.

(4)	Amounts in this column are awards earned under the MIP for fiscal 2009, fiscal 2008 and fiscal 2007 and were determined based on the NEO’s actual salary earned, his normal incentive percentage, which varies by position and level, his individual performance rating and, with respect to our restaurant concepts, determined by performance against goals for sales growth and operating profit growth or, in the case of corporate executives, sales growth and diluted net earnings per share growth, which are established at the beginning of fiscal 2009. The grant of annual incentives under the MIP is described in greater detail in “Compensation Discussion and Analysis—Elements of the Total Rewards Program—Annual Incentive Awards.”

(5)	Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the heading “Non-Qualified Deferred Compensation.”

(6)	All Other Compensation consists of the following amounts:

Name	Perks and Other Personal Benefits ($)(a)	Tax Reimbursements ($)(b)	Company Contributions to Defined Contribution Plans ($)(c)	Insurance Premiums ($)(d)	Dividends or Earnings on Stock or Option Awards ($)(e)	Other ($)(f)	Totals ($)
Clarence Otis, Jr.	59,215	8,120	139,167	8,273	95,992	2,637	313,404
Andrew H. Madsen	50,204	12,298	252,213	8,429	67,050	4,430	394,624
C. Bradford Richmond	20,068	984	108,583	8,273	21,952	3,222	163,082
David T. Pickens	17,601	0	198,760	8,273	32,932	2,590	260,156
Kim A. Lopdrup	25,501	969	63,448	8,273	30,592	3,222	132,005

(a)	Includes the aggregate incremental costs to the Company for personal use of a Company car and Company aircraft, financial counseling reimbursement, and executive physicals. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for a NEO except the value of aggregate incremental cost of the Company aircraft of $28,711 for Mr. Otis. The Company calculates the aggregate incremental cost of the personal use of Company aircraft based on an hourly charge that includes the cost of fuel, trip-related maintenance, crew travel, onboard catering, landing and license fees and contract labor. Since the Company aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage such as pilots salaries, the cost to purchase the aircraft and the cost of maintenance not related to trips. Family members of executives and their invited guests occasionally fly on Company aircraft as additional passengers on business flights or on business-related flights that may be characterized as personal use. In those cases, the aggregate incremental cost to the Company for the family member or guest is de minimis.

(b)	Tax reimbursements relate to non-cash awards made to the NEO described in footnote (f) and business-related travel on corporate aircraft.

(c)	Amounts in this column represent Company contributions under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions under the FlexComp Plan are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan. These Company contributions are included in the “All Other Compensation” column. Salary or bonus deferred by a NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(d)	Represents the cost to the Company for providing life, dependent life, and long-term disability insurance.

(e)	Under the 2002 Stock Incentive Plan, the NEOs received dividends or dividend equivalents for unvested awards of restricted stock, restricted stock units and PSUs. We will not pay current dividends on equity grants made after May 31, 2009 to our NEOs, but rather will accrue them for payment when the awards or shares are earned and vested.

(f)	Each NEO received a non-cash award associated with a gift presented at an officer’s meeting in June 2008 and Mr. Otis, Mr. Madsen, Mr. Pickens and Mr. Lopdrup each received non-cash awards associated with the annual celebration for the Company’s top-performing general managers.

(7)	Information for fiscal 2007 and fiscal 2008 for Mr. Lopdrup is not provided because Mr. Lopdrup was not an NEO for those years.

Grants of Plan-Based Awards for Fiscal 2009

Management and Professional Incentive Plan. Annual and long-term incentive awards are granted by the Committee to executive officers under the MIP, and in the case of equity and equity based awards, the 2002 Plan described below. Awards are a combination of cash, stock or stock-based awards, or PSUs. The criteria for awards pursuant to the MIP are described under “Compensation Discussion and Analysis—Elements of the Total Rewards Program—Annual Incentive Awards” and “—Long-Term Incentives.”

2002 Plan. The 2002 Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and independent directors providing services to the Company or any of our affiliates that the Committee determines is an eligible person. Up to an aggregate of 12,700,000 shares of our common stock can be issued pursuant to awards granted under the 2002 Plan, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the 2002 Plan. As of June 30, 2009, approximately 3,281,700 shares of common stock remained available for future awards under the 2002 Plan.

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2009 under the MIP, and the 2002 Plan to each of the NEOs.

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)

Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clarence Otis, Jr.	7/23/08	0	1,405,100	2,316,000	0	51,076	76,614	0	234,481	33.440	4,200,514
Andrew H. Madsen	7/23/08	0	925,800	1,526,000	0	28,194	42,291	0	129,433	33.440	2,318,680
C. Bradford Richmond	7/23/08	0	471,900	777,900	0	12,769	19,154	0	58,620	33.440	1,050,126
David T. Pickens	7/23/08	0	576,000	949,400	0	13,583	13,583	0	62,357	33.440	1,117,070
Kim A. Lopdrup	7/23/08	0	573,200	944,800	0	12,993	19,490	0	59,646	33.440	1,068,523

(1)	The grant effective date of all awards was July 23, 2008. The grants for Mr. Otis and Mr. Madsen were approved by the Board and the grants made to the other NEOs were approved by the Compensation Committee.

(2)	The amounts in these columns represent the potential annual cash incentive that may be earned under the MIP by each NEO. The annual ranges are calculated with the current salary and incentive percent for each NEO at the time of approval. Actual payouts to the NEOs based on fiscal 2008 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)	The NEOs received grants on July 23, 2008 of PSUs under the 2002 Plan. In fiscal 2009 these units could vest only if certain performance thresholds relating to adjusted sales growth and incremental return on investment for new restaurants were achieved. Commencing in fiscal 2010, these units will vest only if certain performance thresholds relating to sales growth and diluted net earnings per share growth are achieved. The units have the ability to vest on each of the first five anniversaries of the grant date. When performance exceeds targeted results, additional units vest; conversely, when performance is below targeted levels, fewer or no units vest. These PSUs are described more fully under the heading “Compensation Discussion and Analysis—Elements of the Total Rewards Program—Long-term Incentives.”

(4)	The NEOs received grants on July 23, 2008 of non-qualified stock options under the 2002 Plan. These non-qualified stock options vest 50 percent on the third and fourth anniversaries of the grant date.

(5)	All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2002 Plan has been determined by the Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(6)	Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in the Company’s 2009 Annual Report to Shareholders.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 31, 2009 for each of the NEOs.

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Restricted Stock		PSU Awards
							Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Clarence Otis, Jr.	6/21/00	40,000	—	10.50	6/21/10
	6/20/01	97,500	—	17.09	6/20/11
	4/1/02	27,318	—	26.14	4/1/12
	6/19/02	100,000	—	27.27	6/19/12
	12/23/02	15,000	—	20.86	12/23/12
	6/19/03	90,000	—	19.32	6/19/13
	6/15/04	80,000	—	21.16	6/15/14
	11/29/04	75,000	—	27.22	11/29/14
	6/16/05	87,500	87,500	33.10	6/16/15
	6/15/06	—	152,711	35.81	6/15/16
	7/25/07	—	126,042	42.68	7/25/17
	7/23/08	—	234,481	33.44	7/23/18
							38,116	1,378,656	93,256	3,373,070
Andrew H. Madsen	5/26/00	5,276	—	12.48	5/26/10	(4)
	6/21/00	17,500	—	10.50	6/21/10
	6/20/01	63,000	—	17.09	6/20/11
	4/1/02	3,615	—	26.14	4/1/12
	6/19/02	72,000	—	27.27	6/19/12
	6/19/03	80,000	—	19.32	6/19/13
	6/15/04	70,000	—	21.16	6/15/14
	11/29/04	55,000	—	27.22	11/29/14
	6/16/05	72,500	72,500	33.10	6/16/15
	6/15/06	—	112,395	35.81	6/15/16
	7/25/07	—	92,767	42.68	7/25/17
	7/23/08	—	129,433	33.44	7/23/18
							30,602	1,106,874	59,238	2,142,638
C. Bradford Richmond	6/20/01	37,500	—	17.09	6/20/11
	6/19/02	26,000	—	27.27	6/19/12
	6/19/03	21,000	—	19.32	6/19/13
	6/15/04	21,250	—	21.16	6/15/14
	6/16/05	13,831	6,919	33.10	6/16/15
	6/15/06	—	14,762	35.81	6/15/16
	12/1/06	—	23,114	40.04	12/1/16
	7/25/07	—	38,863	42.68	7/25/17
	7/23/08	—	58,620	33.44	7/23/18
							4,879	176,473	25,326	916,041
David T. Pickens	6/21/00	45,600	—	10.50	6/21/10
	6/20/01	48,000	—	17.09	6/20/11

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Restricted Stock		PSU Awards
						Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	6/19/02	35,000	—	27.27	6/19/12
	6/19/03	31,500	—	19.32	6/19/13
	6/15/04	31,500	—	21.16	6/15/14
	11/29/04	30,000	—	27.22	11/29/14
	6/16/05	33,250	33,250	33.10	6/16/15
	6/15/06	—	59,430	35.81	6/15/16
	7/25/07	—	44,692	42.68	7/25/17
	7/23/08	—	62,357	33.44	7/23/18
						14,838	536,690	29,231	1,057,285
Kim A. Lopdrup	5/31/04	63,000	—	22.41	6/1/14
	6/16/05	33,250	33,250	33.10	6/16/15
	6/15/06	—	51,794	35.81	6/15/16
	7/25/07	—	42,749	42.68	7/25/17
	7/23/08	—	59,646	33.44	7/23/18
						13,267	479,867	27,299	987,405

(1)	All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to NEOs is 50 percent on the third and fourth anniversaries of the grant date. For Mr. Richmond, who became our CFO on December 1, 2006, the non-qualified stock option grants made prior to that date vested in thirds on the second, third and fourth anniversaries of the grant date.

(2)	All shares reflected in this column represent the awards of performance restricted stock granted in fiscal years 2000 through 2006. The performance restricted stock awards fully vest in ten years and have the opportunity to accelerate vesting in each of the first five anniversaries following the grant date when performance goals are achieved. The market value of the performance restricted stock awards is based on a per share value of $36.17, the closing market price of our stock on NYSE on May 29, 2009.

(3)	All units reflected in this column represent PSU awards granted in fiscal years 2007, 2008 and 2009. The terms of the PSU awards are more fully described in footnote 3 of the Grants of Plan-Based Awards table. The market value of outstanding stock awards is based on a per share (or unit) value of $36.17, the closing market price of our stock on the NYSE on May 29, 2009.

(4)	Mr. Madsen elected to exchange a portion of his annual cash incentive payment in fiscal 2000 for bonus replacement options. The non-qualified stock options are immediately vested but exercisable six months following the date of grant. The expiration date of these awards is ten years from the grant date.

Option Exercises and Stock Vested for Fiscal 2009

The following table summarizes the number of option awards exercised and restricted stock and restricted stock units vested during fiscal 2009 for each of the NEOs.

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Clarence Otis, Jr.	95,525	42,841	1,362,875
Andrew H. Madsen	110,945	34,661	1,111,512
C. Bradford Richmond	31,152	6,858	220,903
David T. Pickens	46,205	16,663	534,355
Kim A. Lopdrup	33,000	16,459	527,746

(1)	The value realized equals the difference between the closing market price of our common stock on the NYSE on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

Under the Retirement Income Plan (“RIP”), Mr. Richmond and Mr. Pickens will receive estimated monthly aggregate benefits at normal retirement (age 62) of $361 and $1,434, respectively. Early retirement benefits are available as early as age 55 at a reduced benefit level. Benefits are fixed because the NEOs no longer participate in the plans. All benefits are distributed in cash as monthly payments and are not eligible for lump sum distributions.

The table below shows the present value of accumulated benefits payable to each NEO, including the years of service credited to each NEO, under the RIP, determined using interest rate and mortality rate assumptions used in Note 17 to the Company’s audited financial statements included in the Company’s 2009 Annual Report to Shareholders. The number of credited service years shown below are fixed and do not reflect actual years of service as plan benefits are frozen. The accumulated benefit shown below is based on the highest benefit option which is “Single Life Annuity.” Other actuarially equivalent optional payouts include Joint and Survivor 50 percent, Joint and Survivor 100 percent, and Ten Year Certain. Early retirement benefits are available as early as age 55 at a reduced benefit level.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Clarence Otis, Jr.	NA	—	—	—
Andrew H. Madsen	NA	—	—	—
C. Bradford Richmond	Retirement Income Plan	7.10	26,343	—
David T. Pickens	Retirement Income Plan	15.70	120,899	—
Kim A. Lopdrup	NA	—	—	—

Our NEOs, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan, which was designed to provide benefits in lieu of qualified retirement plans maintained by us and by General Mills. The FlexComp Plan is described under the heading “Non-Qualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers and certain employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant. During fiscal 2009, Mr. Otis made contributions to the FlexComp Plan.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement and savings plans. Our executive officers, along with other employees who are ineligible to participate in our qualified retirement and savings plans, participate in the FlexComp Plan. One portion of our annual contribution to the FlexComp Plan ranges from 1.5 percent to 7.2 percent of the executive officer’s eligible annual earnings as described in “Compensation Discussion and Analysis—Elements of the Total Reward Program—Non-Qualified Compensation Plans,” as identified in the qualified retirement plans, based on our performance. For executive officers hired on or prior to June 25, 2000, which includes all of the NEOs in the Summary Compensation table except Mr. Otis and Mr. Lopdrup, the second portion of our annual contribution ranges from 2 percent to 20 percent of the executive officer’s eligible annual earnings, based on the NEOs age and, if applicable, the years of service during which the NEO was covered by our qualified retirement plan.

Executive officers hired after June 25, 2000, receive an annual contribution of 4 percent of the executive officer’s eligible annual earnings in place of the age and service contributions. These contribution amounts are deferred in accordance with participants’ elections and the terms of the FlexComp Plan or, if not deferred, are paid in cash as soon as practicable following the end of each FlexComp Plan year. Effective with the fiscal 2008 awards, participants no longer have the option of having annual contributions paid in cash following the end of the year in which such contributions are made, and instead must defer those contributions in accordance with the terms of the FlexComp Plan.

Participants who elect to defer receipt of contributions to the FlexComp Plan may elect to have the contributions credited with rates of return based on several investment alternatives, which mirror the returns credited in the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their rate of return for the twelve months ended May 31, 2009, as reported by the administrator of the Darden Savings Plan.

Deferred amounts under FlexComp are generally paid following separation from employment and are normally made in the form of a single sum cash payment. Participants may also elect to be paid in the form of 5-year or 10-year annual installment payments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Aston/Tamro Small Cap (I)	-24.92%	Vanguard Strategic Equity Fund (Inv)	-39.29%
Darden Company Stock Fund	8.05%	Vanguard Target Retirement 2005 Fund	-12.28%
Darden ESOP Stock Fund	7.73%	Vanguard Target Retirement 2015 Fund	-19.57%
Davis New York Venture Fund (A)	-33.90%	Vanguard Target Retirement 2025 Fund	-25.14%
American Funds Europacific Growth Fund (A)	-30.28%	Vanguard Target Retirement 2035 Fund	-29.39%
Harbor Capital Appreciation Fund (I)	-25.95%	Vanguard Target Retirement 2045 Fund	-29.27%
PIMCO Total Return Fund (I)	7.57%	Vanguard Target Retirement Income Fund	-7.97%
Riversource Trust Stable Capital Fund II	3.54%	Vanguard Total Bond Market Index Fund	5.56%
Vanguard Extended Market Index Fund (Inv)	-33.68%	Vanguard Total International Stock Index Fund	-35.91%
Vanguard Institutional Index Fund (I)	-32.47%

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions made by the NEOs and by Darden to the FlexComp Plan during fiscal 2008 and the aggregate FlexComp balance as of the fiscal year ended May 31, 2009.

Name	Executive Contributions in Last FY	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance FYE 2009
Clarence Otis, Jr.	61,803	158,218	(404,491)	—	2,304,675
Andrew H. Madsen	—	248,249	(261,115)	—	2,556,137
C. Bradford Richmond	—	112,220	(346,889)	—	1,166,781
David T. Pickens	—	183,128	(302,983)	—	1,046,655
Kim A. Lopdrup	—	53,950	(13,789)	—	49,140

(1)	Reflects the deferred amounts for each of the NEOs which is reported as compensation to such NEO in the Summary Compensation Table under the “Salary” column.

(2)	Reflects the Company’s fiscal 2008 annual contribution to the FlexComp Plan made in July 2008 for the account of the NEOs. The fiscal 2009 Company contributions made in July 2009, if deferred, are not reported in this table.

Potential Payments upon Termination or Change of Control

Apart from the MCAs discussed below under “Payments Made Upon a Change of Control,” the Company has not entered into any employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change of control of the Company.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a NEOs employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Long-term incentive grants for the most recently completed cycle;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation pay; and

•	The NEO’s Darden Savings Plan and FlexComp Plan account balances.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of a NEO who has reached age 55 with 10 or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding options granted prior to June 15, 2006, and be allowed to exercise such options for the remainder of the original term;

•

The NEO will be entitled to receive a pro-rated share of each option granted from and after June 15, 2006, and be allowed to exercise such option for the lesser of 5 years or the remainder of the original term;

•	The NEO will continue to vest in grants of restricted stock for the remainder of the original term provided required deposit shares are held for grants made prior to June 2006;

•	The NEO will continue to vest in a pro-rated share of grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The NEO will continue to receive health and welfare benefits until the NEO reaches age 65 and will receive health and welfare benefits for the NEO’s dependents, as applicable;

•	The Company will reimburse the NEO for up to one year’s allowance of financial planning services incurred in the subsequent year;

•	The NEO will be entitled to receive a distribution of any balance held under the qualified savings plan (the Darden Savings Plan) if applicable, and

•	The NEO will receive a monthly benefit under the qualified retirement plan (the RIP) if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of a NEO who has reached age 65 with 5 or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding options and be allowed to exercise such options for the remainder of the original term;

•

The NEO will continue to vest in grants of restricted stock and restricted stock units for the remainder of the original term provided required deposit shares are held for grants made prior to June 2006;

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The Company will reimburse the NEO for up to one year’s allowance of financial planning services incurred in the subsequent year; and

•

The NEO will be entitled to receive a distribution of any balance held under the qualified savings plan (the Darden Savings Plan) if applicable, and will receive a monthly benefit under the qualified retirement plans (the RIP) if applicable.

Payments Made Upon Disability. The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. All employees have the ability to purchase long-term disability coverage. In the event of disability, the NEO will receive the items identified under the heading above “Payments Made Upon Any Termination of Employment.” In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65;

•	Continued eligibility for group medical coverage; and

•	Continued life insurance and Company retirement contributions up to age 65.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to 4 times salary and bonus with maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death is attributable while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the estate of the NEO will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment.”

Stock options, restricted stock, restricted stock units and PSUs granted prior to June 15, 2006 will vest pro-rata based on the number of full months completed in the vesting period and stock options will be exercisable for the remainder of the original term. Stock options, restricted stock, restricted stock units and PSUs granted on or after June 15, 2006, will vest in full and stock options granted on or after June 15, 2006, will be exercisable for the lesser of 5 years or the remainder of the original term.

Payments Made Upon Involuntary Termination without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such payments to an executive officer may include such severance benefits as the Company may determine to be appropriate under the specific circumstances.

In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such payments to an executive officer may include such severance benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age and service equals 70 years and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options and other stock awards. For grants made between March 21, 2001 and June 14, 2006, stock options will be exercisable for the lesser of 2 years or the remainder of the original term. For grants made on or after June 15, 2006, the options will be exercisable for the lesser of 5 years or the remainder of the original term.

Payments Made Upon a Change of Control. As of May 31, 2009, we had MCAs with all of our NEOs. In order to conform to what the Company believes are current best practices for executive change of control severance agreements by comparable companies, effective July 23, 2009, our Board approved a revised standard form of MCA that we anticipate executing with our executive officers in due course. The revised form provides for severance payments equal to three times the amount of annual compensation (determined by the then-current base salary plus average cash bonus award during the preceding three years) and continuation of health and similar benefits for a three-year period if the executive officer is terminated without cause or voluntarily terminates employment with good reason within two years after a change of control. If the severance payments the executive officer would otherwise be entitled to receive would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, unless the severance payments provided under the agreement (with the executive bearing all responsibility for taxes) provides a net payment to the executive that is at least 10 percent higher than the net reduced amount. The revised agreements provide for an initial two-year term, and are extended on each anniversary date for two years from the anniversary date, unless prior notice is given by us that the agreement will not be extended. Under the current MCAs, including as of May 31, 2009, if the executive officer would otherwise be entitled to receive severance payments that would require the payment of excise taxes, then the amount of severance payments is reduced to the amount that would eliminate that requirement, but not less than one year’s compensation and benefits. The determination of annual compensation under the current agreement is based on the then-current base salary plus highest (rather than average) cash bonus award during the preceding three years, and the agreements provide that one year’s compensation and continuation of benefits is provided if the executive officer is terminated without cause more than two years after a change of control, or if the executive officer elects within 30 days after the first anniversary of the change of control to voluntarily terminate employment.

For purposes of the revised standard form of the MCA, “Change of Control” means:

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting

Securities”); provided, however, that, for purposes of this section, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company (an “Affiliated Company”) or (D) any acquisition pursuant to a transaction that complies with Sections 2(c)(i), 2(c)(ii) and 2(c)(iii);

•

Individuals who, as of the effective date of the revised standard form of MCA, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date thereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

•

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Under the current MCAs, including as of May 31, 2009, “Change of Control” means an event during the contract period required to be reported as a change of control in a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if:

•

A person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

•

Individuals who constitute the Board of Directors of the Company as of the effective date of the MCA, (the “Incumbent Board”) cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause, considered as though such persons were a member of the Incumbent Board.

For purposes of the revised standard form of the MCAs, “Cause” means:

•

An act or acts of fraud or misappropriation on the executive officer’s part which result in or are intended to result in the executive officer’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws; or

•	Conviction of the executive officer of a felony.

Under the current MCAs, including as of May 31, 2009, the definition of “Cause” also includes a physical or mental disability which materially interferes with the capacity of the executive officer in fulfilling the executive officer’s responsibilities and which will qualify the executive officer for disability benefits from a Company-sponsored plan.

For purposes of the revised standard form of the MCAs, “Good Reason” means, without the express written consent of the executive:

•

The assignment to the executive officer of any duties inconsistent in any substantial respect with the executive officer’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the effective date of the agreement;

•	Any other substantial adverse change in such position (including titles), authority or responsibilities;

•

Any failure by the Company to furnish the executive officer with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by the executive officer from the Company during the 90-day period preceding the effective date of the agreement, other than (i) an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the executive officer or (ii) with respect aggregate employee benefits only, any failure resulting from an across-the-board reduction in employee benefits generally applicable to all similarly situated employees;

•

The Company’s requiring the executive officer to be based or to perform services at any office or location more than 30 miles from the office or location at which the executive officer was based as of immediately prior to the effective date of the agreement, except for travel reasonably required in the performance of the executive officer’s responsibilities;

•	Any failure by the Company to obtain the assumption and agreement to perform the agreement by a successor; or

•	Any failure by the Company to deposit amounts in the trust in accordance with the agreement.

Under the current MCAs, including as of May 31, 2009, “Good Reason” means, without the express written consent of the executive:

•

The assignment to the executive officer of any duties inconsistent in any substantial respect with the executive officer’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the effective date of the agreement;

•	Any other substantial adverse change in such position (including titles), authority or responsibilities;

•	Any failure by the Company to furnish the executive officer with compensation and benefits at a level equal to or exceeding those received by the executive officer from the Company during the 90-day period preceding the effective date of the agreement, including a failure by the Company to maintain its policy of paying retirement and supplemental savings plan benefits which would be payable under the retirement plans of Darden but for the limits imposed by the Employee Retirement Income Security Act of 1974, as amended, other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the executive officer;

•

The Company’s requiring the executive officer to be based or to perform services at any office or location other than that at which the executive officer is based at the effective date of the agreement, except for travel reasonably required in the performance of the executive officer’s responsibilities;

•	Any failure by the Company to obtain the assumption and agreement to perform the agreement by a successor; or

•	Any failure by the Company to deposit amounts which may become payable to the executive officer to the trustee as contemplated in the agreement.

We also have entered into trust agreements to provide for payments under the MCAs and our non-qualified deferred compensation plans, including the Director Compensation Plan, the MIP and the FlexComp Plan. Full funding is required upon a change of control of Darden. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting if we experience a change of control, as defined in those plans or related award agreements. The options will be exercisable for three months.

The tables below reflect the amount of compensation payable to each of the NEOs under the current MCAs in the event of termination of such executive officer’s employment upon voluntary termination, involuntary not-for-cause termination, termination for cause, termination following a change of control and in the event of death of the NEO. The amounts shown assume that such termination or change of control was effective as of May 31, 2009 and are estimates of the amounts that would be paid out to the executive officer upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. Except for the fiscal 2009 annual cash incentive (MIP), a special incentive opportunity award in fiscal 2009 (SIO) and FlexComp Plan award, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination.” Items such as pension benefits payable under the qualified retirement plans and Darden Savings Plan or FlexComp Plan account balances are identified under the Pension Benefits Table and the Non-Qualified Deferred Compensation Table, respectively.

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not For Cause Termination ($)		Involuntary For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in-Control) ($)		Death ($)
Clarence Otis, Jr.
FY09 MIP Bonus(1)	657,400	657,400		657,400	657,400		657,400
FY09 SIO Award(1)	498,100	498,100		498,100	498,100		498,100
FY09 FlexComp (Retirement Contribution)(2)	139,167	139,167		139,167	139,167		139,167
Cash Severance Benefit	—	—		—	2,704,396		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	—		—	5,716,621		3,801,776
Miscellaneous Benefits	—	—		—	652,288	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

Andrew H. Madsen
FY09 MIP Bonus(1)	434,000	434,000		434,000	434,000		434,000
FY09 SIO Award(1)	328,800	328,800		328,800	328,800		328,800
FY09 FlexComp (Retirement Contribution)(2)	252,213	252,213		252,213	252,213		252,213
Cash Severance Benefit	—	—		—	2,773,646		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	1,240,418	(6)	—	3,866,827		2,417,655
Miscellaneous Benefits	—	—		—	1,043,260	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

C. Bradford Richmond
FY09 MIP Bonus(1)	220,800	220,800		220,800	220,800		220,800
FY09 SIO Award(1)	167,300	167,300		167,300	167,300		167,300
FY09 FlexComp (Retirement Contribution)(2)	108,583	108,583		108,583	108,583		108,583
Cash Severance Benefit	—	—		—	950,761		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	331,361	(6)	—	1,279,212		993,031
Miscellaneous Benefits	—	—		—	586,707	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not For Cause Termination ($)		Involuntary For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in-Control) ($)		Death ($)
David T. Pickens
FY09 MIP Bonus(1)	389,600	389,600		389,600	389,600		389,600
FY09 SIO Award(1)	212,700	212,700		212,700	212,700		212,700
FY09 FlexComp (Retirement Contribution)(2)	198,760	198,760		198,760	198,760		198,760
Cash Severance Benefit	—	—		—	1,906,764		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	663,981	(6)	—	1,888,179		1,089,464
Miscellaneous Benefits	—	—		—	924,548	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

Kim A. Lopdrup
FY09 MIP Bonus(1)	272,400	272,400		272,400	272,400		272,400
FY09 SIO Award(1)	203,900	203,900		203,900	203,900		203,900
FY09 FlexComp (Retirement Contribution)(2)	63,448	63,448		63,448	63,448		63,448
Cash Severance Benefit	—	—		—	1,168,913		—
Accelerated Vesting of Stock-based Awards(3)(4)	—			—	1,751,254		1,317,079
Miscellaneous Benefits	—	—		—	314,931	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

(1)	Reflects the annual cash incentive and a special incentive opportunity award for fiscal 2009 paid in August 2009, which is also included in the Summary Compensation Table.

(2)	Reflects the annual FlexComp Plan award for fiscal 2009 paid in August 2009, which is also included in the Summary Compensation Table.

(3)	This value equals the difference between the closing market price of our common stock on the NYSE on May 29, 2009 ($36.17) and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination.

(4)	This value is calculated based on the closing market price of our common stock on the NYSE on May 29, 2009 ($36.17).

(5)	The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

(6)	This amount represents the value of awards that would receive accelerated vesting because the NEOs age plus years of service would equal or exceed 70 as of May 31, 2009.

(7)	Miscellaneous benefits include welfare and other continuation benefits, post-retiree medical benefits and FlexComp Plan benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock issuable as of May 31, 2009 under our 2002 Plan, the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “RARE Plan”), our Stock Option and Long-Term Incentive Plan of 1995 (the “1995 Plan”), our Restaurant Management and Employee Stock Plan of 2000 (the “2000 Plan”), our Stock Plan for Directors (the “Director Stock Plan”), our Compensation Plan for Non-Employee Directors (the “Director Compensation Plan”) and our Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	12,945,443	$28.36	4,066,797	(3)
Equity compensation plans not approved by security holders	2,812,800	$28.05	468,974	(4)
Total	15,758,243	$25.38	4,535,771

(1)	Includes deferred compensation obligations and restricted stock units and PSUs that may be paid out in common stock.

(2)	Includes the 2002 Plan, 1995 Plan and Employee Stock Purchase Plan. Effective with amendments to the 2002 Plan that were approved by our shareholders at the 2006 Annual Meeting of Shareholders in September 2006, the 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after the 2006 Annual Meeting of Shareholders, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(3)	In addition to grants of options, warrants or rights, includes up to 3,273,066 shares of common stock or other stock-based awards that may be issued under the 2002 Plan, and up to 793,731 shares of common stock that may be issued under the Employee Stock Purchase Plan. Does not include shares under the 1995 Plan because no new awards may be made under that plan.

(4)	Includes the RARE Plan, 2000 Plan, Director Stock Plan and Director Compensation Plan. Includes up to 468,974 shares of common stock or other stock-based awards that may be issued under the RARE Plan. No new awards may be made under the 2000 Plan, Director Stock Plan or Director Compensation Plan, but options outstanding under the plans may be exercised in accordance with their terms.

RARE Plan. We acquired RARE on October 1, 2007. The RARE Plan has not been approved by our shareholders, but was approved by the shareholders of RARE on May 8, 2007. The RARE Plan now is administered by the Committee and provides for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan are any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. The RARE Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code regarding the deductibility of executive compensation. The exercise price of stock options shall be determined by the Committee, but shall not be less than the fair market value of a share of common stock as of the grant date. No new awards may be granted under the RARE Plan after May 10, 2014, but the plan shall remain in effect as long as any awards under the plan are outstanding. The RARE Plan allows the Committee to specify the conditions of the awards, including but not limited to the vesting period, option period, termination provisions and transferability provisions.

The Committee further amended the RARE Plan on June 19, 2008, to provide a “fungible share pool” approach to manage authorized shares under the RARE Plan. If an award under the RARE Plan entitles the holder to receive or purchase shares of common stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the RARE Plan as follows:

•	With respect to stock options, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates;

•

With respect to awards that were granted on or after June 19, 2008, other than stock options, the number of shares available for awards shall be reduced by two shares for each share covered by such award or to which such award relates; and

•

Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the RARE Plan.

If any shares covered by an award under the RARE Plan or to which an award relates are not purchased or are forfeited or are reacquired by the Company (including shares of restricted stock, whether or not dividends have been paid on such shares), or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted pursuant to the RARE Plan against the aggregate number of shares available under the RARE Plan with respect to such award, to the extent of any such forfeiture, reacquisition, termination or cancellation, shall again be available for granting awards under the RARE Plan. The RARE Plan does not provide, however, for “net share counting,” so that shares that are used to pay the exercise price of a stock option or are withheld upon exercise of a stock option to satisfy tax withholding requirements will not be added to the number of shares available for granting awards under the RARE Plan.

The aggregate number of shares of common stock that may be issued under all awards made under the RARE Plan is 3,899,227, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the RARE Plan. As of June 30, 2009, a total of 468,974 shares remain available for future grants under the RARE Plan.

2000 Plan. The 2000 Plan provides for the issuance of up to 5,400,000 shares of common stock out of our treasury as nonqualified stock options, restricted stock or restricted stock units. No awards could be made under the 2000 Plan after January 1, 2004, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Only our employees other than executive officers were eligible to receive awards under the 2000 Plan. The purpose of the 2000 Plan is to provide incentives and awards to employees who may be responsible for the management, growth and sound development of our restaurants, and to align the interests of employees with the interests of our shareholders. The 2000 Plan is administered by the Committee. The exercise price of a stock option granted under the 2000 Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the 2000 Plan generally vest one to four years after the date of grant and expire ten years from the date of grant. The 2000 Plan was approved by the Board.

Director Stock Plan. The Director Stock Plan provides for the issuance of up to 375,000 shares of common stock out of our treasury as non-qualified stock options, restricted stock, restricted stock units or stock awards. No awards could be made under the Director Stock Plan after September 30, 2000, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Our non-employee directors were the only persons eligible to receive awards under the Director Stock Plan. The purpose of the Director Stock Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Stock Plan is administered by the Committee. The exercise price of a stock option granted under the Director Stock Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the Director Stock Plan generally vest one to three years after the date of grant and expire ten years from the date of grant. The restrictions on restricted stock and restricted stock units granted under the Director Stock Plan generally lapse one year after the date of grant. The Director Stock Plan was approved by the Board.

Director Compensation Plan. The Director Compensation Plan provides for the issuance of up to 105,981 shares of common stock out of our treasury. No awards could be made under the Director Compensation Plan after September 30, 2005, but awards granted prior to that time remain outstanding and will vest in accordance with their terms. The Director Compensation Plan allowed us to award cash, deferred cash or common stock. Our non-employee directors were the only persons eligible to receive awards under the Director Compensation Plan. The purpose of the Director Compensation Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Compensation Plan is administered by the Committee and was approved by the Board.

AUDIT COMMITTEE REPORT

The Audit Committee. Our Audit Committee consists of five directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report. The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KMPG LLP its independence.

Based upon the reviews and discussions with management and the independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Jack A. Smith, Chair

Christopher J. Fraleigh

David H. Hughes

Senator Connie Mack, III

Maria A. Sastre

INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FEES AND SERVICES

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLC for fiscal 2009 and fiscal 2008:

	Fiscal 2009	Fiscal 2008
Audit Fees	$1,809,000	$2,331,900
Audit-Related Fees	162,000	123,000
Tax Fees	211,276	183,139
All Other Fees	1,500	1,500
Total Fees	2,183,776	2,639,539

Audit Fees consist of fees paid to KPMG LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of our interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted in both years of audits of our employee benefit plans and the Darden Restaurants, Inc. Foundation.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning.

All Other Fees consist of fees other than the services reported above. The services provided consisted of a subscription to an accounting website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, a copy of which is posted on our website, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC, Independence Standards Board and NYSE.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2009 and fiscal 2008, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who is entitled to vote?

Record holders of our common shares at the close of business on Friday, July 24, 2009 are entitled to one vote for each common share they own. On July 24, 2009, approximately 139,516,389 shares of common stock were outstanding and eligible to vote. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

•	By Internet, by going to the website shown on your proxy card and following the instructions for Internet voting on the proxy card;

•	If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on the proxy card; or

•	By completing, signing, dating and returning the enclosed proxy card.

Telephone and Internet voting facilities for shareholders of record will close at 12:00 p.m. CDST on September 24, 2009.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the annual meeting, we will vote your shares as you direct. You have two choices for each director nominee—FOR or WITHHOLD—and three choices for each other matter to be voted upon—FOR, AGAINST or ABSTAIN.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the 11 director nominees set forth in this proxy statement and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2010.

If your shares are held in a brokerage account in your bank or broker’s name (“street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. The proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions at least ten days before the annual meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted or deemed to be present for the purpose of determining whether shareholders have approved a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the annual meeting. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm are each considered routine matters under current applicable rules.

Ballots will be passed out during the meeting to anyone who wants to vote in person. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the meeting.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote FOR each of the named director nominees to the Board and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in the name of a brokerage firm, your shares might be voted even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, on certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. At this time, the election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm are considered routine matters for this purpose, assuming that no shareholder contest arises as to either of these matters.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting. by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the enclosed proxy card; or

•	Voting again in person at the meeting.

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

Your proxy card includes shares held in your own name and shares held in any Darden plan, including the Darden Shareowner Service Plus PlanSM and the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the enclosed proxy card.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the Darden Savings Plan. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the enclosed proxy card. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wells Fargo, National Association, toll free at (877) 602-7596.

Who may attend the annual meeting?

The annual meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We also may verify your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the annual meeting?

Yes. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the annual meeting?

A majority of our outstanding common shares as of the record date must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”.

How many votes are required to approve each proposal?

•	Proposal 1: Elect 11 directors from the named director nominees.

The 11 director nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the director nominees will have no effect on the election of directors. However, under our bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board, as more particularly described under the heading “Director Election Governance Practices.”

•	Proposal 2: Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. Under Florida law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no legal effect on whether this matter is approved. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider its selection.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the annual meeting other than the proposals described in this proxy statement. If any other business is properly presented at the annual meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2010, which we expect to file with the SEC in January, 2010.

How do I submit a shareholder proposal, nominate directors, or submit other business for next year’s annual meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2010 Annual Meeting of Shareholders, we must receive the proposal at our principal office on or before April 20, 2010. Please address your proposal to: Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809.

Under our bylaws (which are subject to amendment at any time), if you wish to nominate a director or bring other business before the shareholders at our 2010 Annual Meeting, you must:

•	Notify our Corporate Secretary in writing on or before May 28, 2010; and

•	Include in your notice the specific information required by our bylaws.

If you would like a copy of our bylaws, we will send you one without charge on request. A copy of our bylaws also is available on our website.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol posted on our website as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Director Candidates Recommended by Shareholders.”

OTHER BUSINESS

Our Board knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

We pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have engaged Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies from our shareholders for a fee of $9,000, plus reimbursement of out-of-pocket expenses. In addition to Georgeson, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

HOUSEHOLDING OF ANNUAL SHAREHOLDERS’ MEETING MATERIAL

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. This year, we are delivering only one proxy statement and 2009 Annual Report to multiple shareholders sharing an address, unless we received instructions to the contrary from one or more of the shareholders.

Each shareholder at your address will continue to receive an individual proxy voting card or voting instruction card. If you would like to receive more than one copy of this proxy statement and our 2009 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Wells Fargo, National Association at toll free (877) 602-7596, or to our Corporate Secretary at Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809. The same phone number and address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials.

If your shares are held in street name, you may request information about householding from your bank or broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2009 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2009, except that Mr. David George filed a Form 4 on February 13, 2009 to report the disposition of 505 shares of common stock; Mr. Eugene I. Lee filed a Form 4 on February 13, 2009 to report the disposition of 1,374 shares of common stock; Mr. Andrew H. Madsen filed a Form 4 on April 30, 2009 to report the disposition of 14,868.1019 phantom stock units, the acquisition of 14,868.1019 shares of common stock, and the disposition of 14,868.1019 shares of common stock; Mr. David T. Pickens filed a Form 4 on April 30, 2009 to report the disposition of 1,198.8437 phantom stock units, the acquisition of 1,198.8437 shares of common stock, and the disposition of 1,198.8437 shares of common stock; and Ms. Maria Sastre filed a Form 5 on June 16, 2009 to report the disposition of 23,083 shares of common stock.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 25, 2009: This Notice, the attached Proxy Statement, our 2009 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended May 31, 2009, together with directions to the annual meeting are available without charge to shareholders upon written or oral request to Investor Relations, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone toll free (800) 832-7336 and are available on the Internet at www.darden.com. Upon request by any shareholder to Investor Relations at the address and phone number listed above, we will furnish additional copies of these documents as well as any or all exhibits to the 2009 Annual Report on Form 10-K. In addition, you may access these materials at https://www.sendd.com/EZProxy/h?project_id=329.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card in the enclosed envelope.

BY ORDER OF THE
BOARD OF DIRECTORS

Paula J. Shives
Senior Vice President,
General Counsel and Secretary

August 18, 2009

Appendix A—Glossary of Terms

•

Adjusted diluted net earnings per share growth. Diluted net earnings per share growth from continuing operations, excluding acquisition and integration costs and purchase accounting adjustments related to our acquisition of RARE.

•

Adjusted sales growth. In connection with the comparison of sales growth between fiscal 2008 and fiscal 2009, sales growth as adjusted to exclude sales from LongHorn Steakhouse and The Capital Grille so an increase in sales would not occur merely because the Company owned these concepts for a longer period in fiscal 2009. Fiscal 2008 only included sales of LongHorn Steakhouse and the Capital Grille from October 1, 2007 (the date we acquired RARE) through May 25, 2008, while fiscal 2009 included sales from those concepts for the entire fiscal year. Sales growth from fiscal 2008 to fiscal 2009 (including sales from LongHorn Steakhouse and The Capital Grille) was 8.9 percent; adjusted sales growth for the same period (excluding those concepts) was 1.5 percent.

•	CEO. Our chief executive officer.

•	CFO. Our chief financial officer.

•	COO. Our chief operating officer.

•	Compensation Committee or Committee. The Compensation Committee of our Board of Directors.

•

Diluted net earnings per share. Earnings per share (net income as reported in our financial statements, divided by diluted weighted-average shares) increase over the prior fiscal year. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of share-based compensation.

•	Executive officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K; currently twelve employees.

•	Knapp-Track™. A monthly sales and guest count tracking service for comparable restaurants. Knapp-Track™ measures the performance of all of Darden’s major competitors in the restaurant industry.

•

LTI. The Long-Term Incentive Program, which provides our officers reward opportunities tied to achieving sustained strong financial performance through both stock options and performance stock units (PSUs).

•	MIP. The Management and Professional Incentive Plan, which is our annual cash incentive plan.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	Officers. Employees at the level of vice president and above; approximately 100 employees.

•	PSU. Performance Stock Units granted under our Performance Stock Unit program, a three- to five-year incentive plan that is part of our LTI program.

•

RARE Plan. The RARE Hospitality International, Inc. (RARE) Amended and Restated 2002 Long-Term Incentive Plan, which provides for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units to any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates.

•	ROGI. Return on gross investment calculated as the cash flows generated by a restaurant divided by the cash invested in the restaurant.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the New York Stock Exchange or the NASDAQ.

•	SARs. Stock appreciation rights.

•	SEC. The U.S. Securities and Exchange Commission.

•	Sales growth. Our total sales during the fiscal year compared to our total sales in the prior fiscal year.

•

Same-restaurant sales. A year-over-year comparison of each period’s sales volumes for our restaurants that have been open at least 16 months, including recently acquired restaurants, absent consideration of when the restaurants were acquired.

•	Senior officers. The group of senior executives of the Company; approximately twenty-five employees.

•

Total shareholder return. The total return on our shares over a specified time period, expressed as a percentage (calculated based on the change in our stock price over the relevant measurement period and assuming reinvestment of dividends).

•

2002 Plan. The Darden Restaurants 2002 Stock Incentive Plan, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

•       INTERNET – www.eproxy.com/dri

Use the Internet to vote your proxy until 12:00 p.m. (CDST) on September 24, 2009.

•       PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDST) on September 24, 2009.

•       MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1 and 2.

1.	To elect a full Board of 11 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The 11 director nominees are as follows:

01 Leonard L. Berry	05 Charles A. Ledsinger, Jr.	09 Clarence Otis, Jr.	☐	Vote FOR	☐	Vote WITHHELD
02 Odie C. Donald	06 William M. Lewis, Jr.	10 Michael D. Rose		all nominees		from all nominees
03 Christopher J. Fraleigh	07 Senator Connie Mack, III	11 Maria A. Sastre		(except as marked)
04 David H. Hughes	08 Andrew H. (Drew) Madsen

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2010.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box ☐ Indicate changes below: ☐ I plan to attend the meeting.	Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DARDEN RESTAURANTS, INC.

Notice of Meeting and Proxy for

ANNUAL MEETING OF SHAREHOLDERS

Friday, September 25, 2009

10:00 a.m. EDST

Hyatt Regency Orlando International Airport

9300 Airport Boulevard

Orlando, Florida 32827

Darden Restaurants, Inc. 5900 Lake Ellenor Drive Orlando, Florida 32809	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 25, 2009.

The undersigned hereby appoints Clarence Otis, Jr., C. Bradford Richmond and Paula J. Shives, and each of them, as proxies with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2009 Annual Meeting of Shareholders of Darden Restaurants, Inc. to be held at 10:00 a.m. EDST on September 25, 2009, at the Hyatt Regency Orlando International Airport, Orlando, Florida, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.